Exhibit 10.12
EXECUTION COPY
VOLCANO THERAPEUTICS, INC., as Issuer
CERTAIN SUBSIDIARIES OF THE ISSUER PARTY HERETO, as Guarantors
NOTE AND WARRANT PURCHASE AGREEMENT
with
FFC PARTNERS II, L.P.
and
FFC EXECUTIVE PARTNERS II, L.P.
$20,000,000 Senior Subordinated Notes Due 2008
Warrants to Purchase up to 3,400,339 Shares of Common Stock
Dated as of December 9, 2003

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(continued)

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(continued)

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(continued)

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(continued)

		Page
Section 13.11	Counterparts	56
Section 13.12	Governing Law	56
Section 13.13	Submission to Jurisdiction; Waiver of Service and Venue	56
Section 13.14	Waiver of Right to Trial by July	56

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ANNEXES

Annex 1	List of Purchasers and Purchase Amounts
EXHIBITS

Exhibit A	-	Form of Amended and Restated Right of First Refusal and Co-Sale Agreement
Exhibit B	-	Form of Amended and Restated Investor Rights Agreement
Exhibit C	-	Form of Amended and Restated Voting Agreement
Exhibit D	-	Form of Note
Exhibit E	-	Form of Warrant
Exhibit F	-	Form of SVB Subordination Agreement
Exhibit G	-	Form of VLL Subordination Agreement
Exhibit H	-	Form of Management Rights Letter
Exhibit I	-	Form of Guarantee
Exhibit 6(e)	-	Compliance Certificate
SCHEDULES

Schedule 4.4	Capital Stock
Schedule 4.5A	Exceptions regarding Financial Statements
Schedule 4.6	Pending Litigation
Schedule 4.7	Conflicts
Schedule 4.8	Consents
Schedule 4.9A	Indebtedness
Schedule 4.9B	Investments
Schedule 4.9C	Subsidiaries
Schedule 4.10	Title to Properties
Schedule 4.11	Taxes
Schedule 4.18	Material Contracts
Schedule 4.20	Intellectual Property
Schedule 9.6	Contingent Obligations

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EXECUTION COPY
VOLCANO THERAPEUTICS, INC., as Issuer
CERTAIN SUBSIDIARIES OF THE ISSUER PARTY HERETO, as Guarantors
NOTE AND WARRANT PURCHASE AGREEMENT
with
FFC PARTNERS II, L.P.
and
FFC EXECUTIVE PARTNERS II, L.P.
$20,000,000 Senior Subordinated Notes Due 2008
Warrants to Purchase up to 3,400,339 Shares of Common Stock
Dated as of December 9, 2003

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(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

		Page

Section 13.11	Counterparts	56
Section 13.12	Governing Law	56
Section 13.13	Submission to Jurisdiction; Waiver of Service and Venue	56
Section 13.14	Waiver of Right to Trial by Jury	56

ANNEXES
Annex 1		List of Purchasers and Purchase Amounts

EXHIBITS
Exhibit A	—	Form of Amended and Restated Right of First Refusal and Co-Sale Agreement
Exhibit B	—	Form of Amended and Restated Investor Rights Agreement
Exhibit C	—	Form of Amended and Restated Voting Agreement
Exhibit D	—	Form of Note
Exhibit E	—	Form of Warrant
Exhibit F	—	Form of SVB Subordination Agreement
Exhibit G	—	Form of VLL Subordination Agreement
Exhibit H	—	Form of Management Rights Letter
Exhibit I	—	Form of Guarantee
Exhibit 6(e)	—	Compliance Certificate

SCHEDULES
Schedule 4.4		Capital Stock
Schedule 4.5A		Exceptions regarding Financial Statements
Schedule 4.6		Pending Litigation
Schedule 4.7		Conflicts
Schedule 4.8		Consents
Schedule 4.9A		Indebtedness
Schedule 4.9B		Investments
Schedule 4.9C		Subsidiaries
Schedule 4.10		Title to Properties
Schedule 4.11		Taxes
Schedule 4.18		Material Contracts
Schedule 4.20		Intellectual Property
Schedule 9.6		Contingent Obligations

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NOTE AND WARRANT PURCHASE AGREEMENT
     This NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 9, 2003 by and among VOLCANO THERAPEUTICS, INC., a Delaware corporation (together with its successors, the “Issuer”), the Guarantors signatory hereto, FFC Partners II, L.P. and FFC Executive Partners II, L.P.(collectively, the “Purchasers”, individually a “Purchaser”).
RECITALS
     WHEREAS, the Issuer has proposed to issue and sell to the Purchasers its 15% Senior Subordinated Notes Due 2008 in an aggregate principal amount equal to $20,000,000, for the consideration and upon the terms and conditions hereinafter provided; and
     WHEREAS, Issuer has agreed to issue to the Purchasers its warrants to purchase an aggregate of up to 3,400,339 shares of its Common Stock (as hereinafter defined) (subject to adjustment as therein provided) upon the terms and conditions hereinafter provided;
     NOW, THEREFORE, the Issuer, the Purchasers and the Guarantors agree as follows:
     Section 1. Definitions.
          Section 1.1 Defined Terms . For the purposes of this Agreement, the following terms shall have the following respective meanings:
     “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), and (ii) changes in accounting principles concurred in by any Credit Party’s certified public accountants.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Issuer or any of the Guarantors (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
     “Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (i) to vote or

1

direct the voting of 10% or more of the outstanding shares of Voting Stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by ownership of Capital Stock, by contract or otherwise; provided, however, that none of the Purchasers shall be deemed to be an Affiliate of any Credit Party by reason of its ownership of any Capital Stock of the Issuer.
     “Assignee” has the meaning specified in Section 13.3(b).
     “Assignor” has the meaning specified in Section 13.3(b).
     “Authorized Officer” means the Chief Executive Officer, the Chief Financial Officer, the President or the Treasurer of such Person.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, any successors to such statute and any other applicable insolvency or other similar law of any jurisdiction.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
     “Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.
     “Capital Lease Obligation” means all monetary obligations of any Person under any Capital Leases.
     “Capital Stock” means and includes (a) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including shares of preferred or preference stock, (b) all partnership interests (whether general or limited) in any Person which is a partnership, (c) all membership interests or limited liability company interests in any limited liability company, and (d) all equity or ownership interests in any Person of any other type, including any securities convertible into or exchangeable for any of the foregoing or any options, warrants or other rights to subscribe for, purchase or acquire any of the foregoing.
     “Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than six (6) months, issued by any U.S. commercial bank or any branch or agency of a non U.S. bank licensed to conduct business in the U.S. having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper of the Issuer rated at least A-l by Standard & Poor’s Corporation or P-l by Moody’s Investors Service Inc. and in either case having a tenor of not more than three (3) months and issued by a corporation organized under the laws of any State of the United States of America or of the District of Columbia or any province of Canada, and (d) money market funds provided that substantially all of the assets of such fund are comprised of securities of the type described in clauses (a) through (c).
     “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Issuer, dated as of July 18, 2003, as the same may be from time to time amended, modified or supplemented.
     “Certified” when used with respect to any financial information of any Person to be certified by any of its officers, indicates that such information is to be accompanied by a certificate to the effect that such financial information has been prepared in accordance with GAAP consistently applied, subject in the case of interim financial information to normal year-end audit adjustments and absence of the footnotes required by GAAP, and presents fairly, in all material respects, the information contained therein as at the dates and for the periods covered thereby.
     “Change of Control” means (a) the merger or consolidation, or tender offer or other business combination that results in the stockholders of the Issuer prior to such merger, consolidation, tender offer or other business combination holding less than a majority of the voting power of the surviving entity in substantially the same relative proportions as immediately prior to that transaction; (b) the sale, conveyance, exchange or transfer of all or substantially all of the assets of the Issuer, (c) the liquidation, dissolution or winding up of the Issuer; (d) a Person or “group” (as defined in Section 13(d) of the Exchange Act) (other than the shareholders of the Issuer that are existing as of the date hereof) either (i) owning in the aggregate in excess of 50% of the then outstanding capital stock of the Issuer or (ii) being able to elect a majority of the board of directors of the Issuer; or (e) at any time, the Issuer shall fail to have record and beneficial ownership of all of the outstanding shares of Capital Stock of any of the Guarantors or shall no longer control any of the Guarantors. For the purposes of this definition, “control” shall mean the possession directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities by contract or otherwise.
     “Charge” and “Charges” includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges of any nature (including income, corporate, capital (including large corporations), net worth, sales, consumption, use, transfer, goods and services, value-added, stamp, registration, franchise, withholding, payroll, employment, health, education, employment insurance, pension, excise, business, school, property, occupation, customs, anti-dumping and countervail taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges) imposed by any Governmental Body, together with any fines, interest, penalties or other additions on, to, in lieu of, for non-collection of or in respect of those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges.
     “Closing Date” has the meaning specified in Section 2.4.

     “Code” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.
     “Common Stock” means the voting common stock, $.001 par value, of Issuer.
     “Consolidated Cash Interest Expense” means, for any period, that portion of the Consolidated Interest Expense which is required to be paid in cash. Consolidated Cash Interest Expense shall exclude Consolidated Interest Expense that is paid in kind.
     “Consolidated Interest Expense” means, for any period, the sum of (a) all amounts which should be included as interest expense on a statement of operations of the Issuer and its Wholly-Owned Subsidiaries, and (b) capitalized interest to the extent not included as Capital Expenditures of the Issuer and its Wholly-Owned Subsidiaries, in each case, calculated on a consolidated basis in accordance with GAAP for such period.
     “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.
     “Contractual Obligations” means any provision of any security issued by the Issuer or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which the Issuer is a party or by which it or any of its property is bound.
     “Controlled Group” means the Issuer and all Persons (whether or not incorporated) under common control or treated as a single employer with the Issuer pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
     “Co-Sale Agreement” means the Second Amended and Restated Right of First Refusal and Co-Sale Agreement substantially in the form attached hereto as Exhibit A.
     “Credit Parties” means, collectively, the Issuer and the Guarantors.

     “Default” means any event or condition which, with due notice or lapse of time or both, would become an Event of Default.
     “Default Rate” has the meaning specified in Section 2.1(b).
     “Dollars” and “$” means lawful money of the United States of America.
     “EBITDA” means, with respect to any fiscal period, without duplication, the sum of the following for Issuer and its Subsidiaries on a consolidated basis, each calculated for such period (a) net income for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by the Issuer (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining net income, in each case to the extent included in the calculation of net income of the Issuer for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Consolidated Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to net income as the result of any grant to any members of the management of the Issuer of any Capital Stock, in each case to the extent included in the calculation of net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining net income of the Issuer: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishments, under GAAP, of any Indebtedness, of the Issuer, (8) in the case of a successor to the Issuer by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to the Issuer of the investment in such Subsidiary.
     “Environmental Laws” means any and all federal, state, local, and foreign Requirements of Law, common law duties, administrative orders, directed duties,

permits, authorizations, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or the generation, treatment, storage, handling, processing, use, maintenance, recycling, transportation, release, destruction or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Clean Air Act, the Clean Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Noise Control Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, any so-called “Superfund” or “Superlien” law, and any regulation promulgated under any of the foregoing, all as now or at any time hereafter may be in effect.
     “Environmental Matter” means any claim, investigation, litigation or administrative proceeding, whether pending or threatened or judgment or Order asserted, arising or entered under or pursuant to any Environmental Law, or relating to any Hazardous Materials, in each case, against any Credit Party, or affecting their respective operations or any Properties owned, leased, occupied by or operated by any of them.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Issuer within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA.
     “ERISA Event” means (a) a Reportable Event; (b) a complete or partial withdrawal by any member of the Controlled Group from a Multiemployer Plan; (c) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (d) a failure by any member of the Controlled Group to make required contributions to a Qualified Plan, subject to the provisions of Title IV of ERISA, or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the Controlled Group; (g) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Qualified Plan; (h) a non-exempt prohibited transaction occurs with respect to any Plan for which a Credit Party may be directly or indirectly liable; or (i) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401 (a) of the Code by any fiduciary or disqualified person with respect to any Plan for which a Credit Party may be directly or indirectly liable.
     “Event of Default” has the meaning specified in Section 10.1.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar federal statute.
     “Fair Market Value” means what a willing buyer would pay to a willing seller in an arm’s-length transaction.
     “Financial Statements” has the meaning specified in Section 4.5(a).
     “Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (i) EBITDA for the twelve months ending on that date of determination, to (ii) the sum of (A) Consolidated Cash Interest Expense and (B) scheduled principal payments on Indebtedness measured as of such date for the period of four consecutive full fiscal quarters ended on such date.
     “Funded Debt” means all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at a Credit Party’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the Issuer, and also including the Obligations.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis both as to classification of items and amounts.
     “Governmental Body” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Guarantee” means a Guarantee in the form of Exhibit I, to be executed and delivered by any Subsidiaries of the Issuers existing on the Closing Date pursuant to Section 5.9 and by any Person which becomes a Subsidiary of any Issuer after the Closing Date with the prior consent of the Required Purchasers pursuant to Section 8.8.
     “Guarantors” means collectively (a) all Subsidiaries of the Issuer as of the Closing Date, and (b) any future Guarantors, and, in each case, their respective successors and permitted assigns.
     “Hazardous Material” and “Hazardous Materials” means the following: (a) any “hazardous substance” as defined in, or for purposes of, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. §§ 9601 and 9602 et seq., as may be amended from time to time, or any other so-called “superfund” or

“superlien” law and any judicial interpretation of any of the foregoing; (b) any “regulated substance” as defined pursuant to 40 C.F.R. Part 280; (c) any “pollutant or contaminant” as defined in 42 U.S.C.A §9601(33); (d) any “hazardous waste” as defined in, or for purposes of, the Resource Conservation and Recovery Act; (e) any “hazardous chemical” as defined in 29 C.F.R. Part 1910; (f) any “hazardous material” as defined in, or for purposes of, the Hazardous Materials Transportation Act; and (g) any other substance, regardless of physical form, or form of energy or pathogenic agent that is subject to any other law or requirement of any Governmental Body regulating, relating to, or imposing obligations, liability, or standards of conduct concerning the protection of human health, plant life, animal life, natural resources, Property or the reasonable enjoyment of life or Property from the presence in the environment of any solid, liquid, gas, odor, pathogen or form of energy, from whatever source. Without limiting the generality of the foregoing, the term “Hazardous Material” includes, but is not limited to, any material, waste or substance that contains petroleum or any fraction thereof, asbestos, or polychlorinated biphenyls, or that is flammable, explosive or radioactive.
     “Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the Ordinary Course of Business and which obligation is payable on terms no longer than 180 days past the invoice date); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property) and any earnout or similar payment obligations reasonably expected to be paid with respect to any Property acquired by the Person; (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing products; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. For purposes of calculating the amount of any Indebtedness, the amount of any original issue discount with respect thereto shall not be excluded.
     “Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Body relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.
     “Intellectual Property” of any Person means:
     (a) all trademarks, trade names, trade styles, service marks, logos, emblems, prints and labels, all elements of package or trade dress of goods, and all general intangibles of like nature, of such Person, together with the goodwill of such Person’s business connected with the use thereof and symbolized thereby, and all applications, registrations and recordings thereof, including applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States of America or in any office of the Secretary of State (or equivalent) of any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, together with all extensions, renewals and corrections thereof and all licenses thereof or pertaining thereto, including all License Agreements with respect thereto (collectively the “Marks”),
     (b) all letters patent of such Person and applications therefor, and all registrations and recordings thereof, including applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States of America or any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, together with all re-examinations, reissues, continuations, continuations-in-part, divisions, improvements and extensions thereof and all licenses and claims for infringement thereof or pertaining thereto including all License Agreements with respect thereto, and the rights to make, use and sell, and all other rights with respect to, the inventions disclosed or claimed therein, all inventions, designs, proprietary or technical information, know-how, other data or information, software, databases, all embodiments or fixations thereof, and all other trade secret rights not described above,
     (c) all registered copyrights of such Person in works of authorship of any kind, and all applications, registrations and recordings thereof in the Office of the United States Register of Copyrights, Library of Congress, or in any similar office or agency of any country or political subdivision thereof throughout the world, together with all extensions, renewals and corrections thereof and all licenses and claims for infringement thereof or pertaining thereto, including all License Agreements with respect thereto (collectively, “Copyrights”),
     (d) all designs, graphics, drawings, pictures, and other artwork of such Person or used in any products of the Issuer (collectively, “Designs”), and
     (e) all customer lists and other records of such Person relating to the distribution of products bearing any of the items described in subparagraphs (a), (b), (c) or (d) of this definition.

     “Interest Payment Date” has the meaning specified in Section 2.1(c).
     “Investment” means, with respect to any Person, any of the following, whether or not described as an investment of such Person under GAAP: (i) any Contingent Obligation or other contingent obligation of such Person of Indebtedness or other obligations of any other Person, (ii) any purchase or acquisition, or any commitment to purchase or acquire, any Capital Stock, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (iii) any Acquisitions or commitment to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including, by way of merger, consolidation or other combination or (iv) any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of a Credit Party or any commitment to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of a Credit Party.
     “Investor Rights Agreement” means the Second Amended and Restated Investor Rights Agreement substantially in the form attached as Exhibit B.
     “IRS” means the Internal Revenue Service and any successor agency performing similar functions.
     “Issuer” has the meaning specified in the first paragraph hereof.
     “IVUS Assets” means either or both of (i) the Intravascular Ultrasound and (ii) the Functional Measurement business units acquired from Jomed, Inc.
     “Joinder” means a joinder to the Guarantee in form and substance satisfactory to the Requisite Purchasers to be executed and delivered by any Person which is required to become a Guarantor after the Closing Date pursuant to Section 8.13.
     “Leverage Ratio” means, the ratio of (a) Funded Debt as of any date of determination, to (b) the sum of EBITDA less Capital Expenditures for the twelve months ending on that date of determination.
     “License Agreement” with respect to any Person means any agreement entered into by such Person, whether as licensor or licensee, providing for the license or use of any Intellectual Property and related or similar rights, and all rights of such Person in connection with any of the foregoing and in connection with any agreement related thereto.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.
     “Material Adverse Effect” means any change or changes or effect or effects that are materially adverse to (a) the assets, business, operations, income, prospects or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the legality, validity or enforceability of this Agreement or any other Note Document, or (c) the ability of the Issuer individually or the Credit Parties taken as a whole to fulfill in any material respect their obligations under this Agreement or any other Note Document.
     “Material Contracts” means all oral or written supply agreements, requirements contracts, customer agreements, license agreements, distribution agreements, joint venture agreements, asset purchase agreements, stock purchase agreements, merger agreements, agency or advertising agreements, leases of real or personal property, credit agreements, loan agreements, security agreements, pledge agreements, mortgages, trust deeds, trust indentures, stock purchaser agreements, consulting agreements, management agreements, employment agreements, severance agreements, collective bargaining agreements, employee benefit plans or arrangements, tax sharing agreements or other contracts, agreements and commitments to which the Issuer is a party which either (i) has a face amount or otherwise involves aggregate payments or obligations in excess of $200,000 per annum, (ii) if terminated is reasonably likely to cause a Material Adverse Effect or (iii) is otherwise material to the business of the Credit Parties taken as a whole. Material Contracts also means all agreements that embody any (i) preemptive or similar right with respect to the issuance of any capital stock of the Credit Parties, (ii) rights with respect to the registration of any capital stock of the Credit Parties under the Securities Act; (iii) voting or other similar rights with respect to the management of the Credit Parties.
     “Maturity Date” means December 9, 2008
     “Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which the Issuer or any member of the Controlled Group may have any liability.
     “Note” and “Notes” has the meaning specified in Section 2.1 (a).
     “Note Documents” means, collectively, this Agreement, the Notes, the Subordination Agreements, the Guarantee, the Warrants and all other agreements, guarantees, instruments and documents now or hereafter executed and delivered pursuant thereto or in connection therewith, as any of the foregoing may from time to time be amended, modified or supplemented in accordance with its terms.
     “Obligations” mean, collectively, (a) the obligations of the Issuer to pay any and all of the unpaid principal of, interest on, and Prepayment Premium with respect to (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the

Issuer, whether or not a claim for postfiling or post-petition interest is allowed in such proceeding) the Notes, (b) the obligations of the Credit Parties to pay any and all fees, expenses, costs, indemnities and other amounts, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes or the other Note Documents, and (c) the obligations of the Credit Parties to pay, perform, discharge, observe and comply with any and all covenants, agreements and other obligations required to be performed, discharged, observed or complied with by it pursuant to this Agreement, the Notes or the other Note Documents, including the obligations of the Guarantors under the Guarantee.
     “Officer’s Certificate” means a certificate signed by Authorized Officer of such Person.
     “Order” means any order, writ, injunction, decree, judgment, award, determination or written direction or demand of any court, arbitrator or Governmental Body.
     “Ordinary Course of Business” means, in respect of any transaction involving a Credit Party, the ordinary course of such Credit Party’s business, as conducted by any such Person in accordance with past practice and undertaken by such Credit Party in good faith and not for purposes of evading any covenant or restriction in any Note Document.
     “Organizational Documents” means, as to any Person, its certificate or articles of incorporation or by-laws, its partnership agreement, its certificate of formation and operating agreement and/or other organizational or governing documents of such Person, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such Person.
     “Other Taxes” has the meaning specified in Section 3.4(c).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.
     “Permitted Business” means the business of development and commercialization of products for the detection and treatment of atherosclerosis and vulnerable plaques in the coronary arteries and peripheral vascular system.
     “Permitted Lien” has the meaning specified in Section 9.1.
     “Person” means and includes an individual, a partnership, a joint venture, an association, a limited liability company, a corporation, a trust, a syndicate, an unincorporated organization and any Governmental Body.
     “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Issuer or any member of the Controlled Group sponsors or maintains or to which the Issuer or any member of the Controlled Group may have liability.

     “Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share of Issuer and the Series B Preferred Stock.
     “Prepayment Amount” has the meaning specified in 3.1 (a).
     “Prepayment Premium” means the amount obtained by subtracting the principal amount of Notes being prepaid together with accrued but unpaid interest on such amount to the date of such prepayment from the Prepayment Amount.
     “Property”, with respect to any Person, means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible, of such Person.
     “Purchaser” and “Purchasers” has the meaning specified in the first paragraph of this Agreement.
     “Qualified Plan” means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax qualified under Section 401 (a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.
     “Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.
     “Reportable Event” means, as to any Plan, (a) any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), or (c) a cessation of operations described in Section 4062(e) of ERISA.
     “Required Purchasers” means, as of any date, the Purchasers holding at least 51% of the aggregate principal amount of the Notes outstanding on such date; provided that any Notes Beneficially Owned by the Issuer or any of its Subsidiaries or Affiliates shall be excluded.
     “Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, Order, policy, other legal requirement or determination of an arbitrator or of a Governmental Body, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
     “Restricted Payment” means, with respect to a Person
     (a) the declaration or payment of any dividend or other distribution of assets, properties, cash, rights, obligations or securities, or the incurrence of any liability to make any other payment in respect of, Capital Stock of such Person,

     (b) any payment or distribution by such Person on account of the purchase, redemption, defeasance (including in-substance or legal defeasance) or other retirement of any Capital Stock of such Person, or of any warrant, option or other right to acquire such Capital Stock (whether directly or indirectly, and including any purchase or other acquisition of such Capital Stock, or of any warrant, option or other right to acquire such Capital Stock, by any Subsidiary of such Person),
     (c) any other payment or distribution by such Person in respect of its Capital Stock, whether directly or indirectly or through any Subsidiary of such Person,
     (d) any purchase, redemption or other acquisition for value of any shares of its Capital Stock or any warrants, rights or options to acquire such shares, interests or securities now or hereafter outstanding; and
     (e) any management fee, consulting fee, advisory fee, investment banking or transaction fee or commission, bonus, salary, or similar remuneration paid or payable to any holder of Capital Stock of such Person or to any Affiliate of any such holder, or any payment to any such holder or Affiliate thereof with respect to any allocation of overhead costs and expenses, excluding salaries, bonuses and commissions payable to officers, directors and employees and directors’ fees and executive compensation and benefits, in each case, payable in the Ordinary Course of Business and in accordance with past practice.
The amount of any Restricted Payment made in the form of Property shall be deemed to be the Fair Market Value of such Property.
     “SEC” means the United States Securities and Exchange Commission and any successor agency, authority, commission or Governmental Body.
     “Senior Loan Documents” has the meaning assigned to it in the Subordination Agreements.
     “Senior Obligations” has the meaning assigned to it in the Subordination Agreements.
     “Series B Preferred Stock” means the Series B Preferred Stock of the Issuer, par value $.001 per share.
     “Solvent” means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32)(A) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. For such purposes, any contingent liability (including pending litigation, Contingent Obligations, pension plan liabilities and claims for federal, state, local and foreign taxes, if any) is valued at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subordinated Indebtedness” means any Indebtedness of any Credit Party which is subordinated in right of payment to the prior payment of the Obligations in a manner satisfactory to the Required Purchasers.
     “Subordination Agreements” has the meaning specified in Section 5.6.
     “Subsidiary” means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding Voting Stock is at the time directly or indirectly owned or controlled by such Person or by one or more of any entities directly or indirectly owned or controlled by such Person. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
     “SVB Agreement” means the Loan and Security Agreement between the Issuer and Silicon Valley Bank dated as of July 18, 2003.
     “Taxes” has the meaning specified in Section 3.4(a).
     “Transaction Documents” means the Note Documents, the Co-Sale Agreement, the Investor Rights Agreement and the Voting Agreement.
     “Transactions” means the issuance of the Notes and Warrants under this Agreement.
     “UCC” means the Uniform Commercial Code as in effect from time to time.
     “Unfunded Pension Liabilities” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used by the Plan’s actuaries for funding the Plan pursuant to section 412 for the applicable plan year.
     “VLL Agreement” means the Loan and Security Agreement between the Issuer and Venture Lending & Leasing III, Inc. dated as of September 26, 2003.
     “Voting Agreement” means the Third Amended and Restated Voting Agreement in the form attached hereto as Exhibit C.

     “Voting Stock” means, with respect to any Person, Capital Stock of such Person of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors (or Persons performing similar functions) of such Person.
     “Warrant” and “Warrants” have the meanings specified in Section 2.1(d).
     “Warrant Stock” means (i) all shares of stock of Issuer issued or issuable upon the exercise of any Warrant or upon conversion or in exchange for any such shares of stock, and (ii) any securities issued or issuable by Issuer with respect to shares of stock referred to in the foregoing clause by way of a stock dividend or stock split or in connection with a combination or subdivision of shares, reclassification, merger, consolidation or other reorganization of Issuer.
     “Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person all of the shares of Capital Stock of which, other than directors’ qualifying shares, are owned, beneficially and of record, by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.
     “Withdrawal Liabilities” means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.
          Section 1.2 Accounting Principles. All accounting terms used in this Agreement shall be applied on a consolidated basis for any Person, if any, unless otherwise specifically indicated herein. Any accounting terms not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Financial statements and other information furnished to Purchasers pursuant to Section 6 or any other section (unless specifically indicated otherwise) of this Agreement shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that no Accounting Change shall affect financial covenants, standards or terms in this Agreement; provided further that Issuer shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). References herein to “fiscal year”, “fiscal quarter” and “fiscal month” refer to such fiscal periods of the Issuer.
          Section 1.3 Rules of Construction. The words “herein,” “hereof and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or subsection. Reference herein to any Section or subsection refers to such Section or subsection (as the case may be) hereof. Words in the singular include the plural, and words in the plural include the singular, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”. Each covenant or agreement contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant or agreement contained herein, so that compliance with any one covenant or agreement shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant or agreement. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. All references to any instruments or agreements, including references to any of the Note Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof, in each case, made in accordance with the terms of the Note Documents including this Agreement. All references to Persons include their respective successors and assigns (to the extent permitted under the Note Documents). All references to Requirements of Law and related regulations shall include any amendments of the same and any successor Requirements of Law and regulations. Whenever any provision in any Note Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.
     Section 2. Sale and Purchase of Notes and Warrants.
          Section 2.1 Authorization and Issue of Notes and Warrants: Payment of Interest.
          (a) The Issuer has authorized the issuance, sale and delivery of its Senior Subordinated Notes Due 2008 in the aggregate principal amount of $20,000,000, to be dated the Closing Date, to mature on the Maturity Date, and to be substantially in the form of Exhibit D hereto (all such Notes originally issued pursuant to this Agreement, or delivered in substitution or exchange for any thereof, being collectively called the “Notes” and individually a “Note”).
          (b) The Notes shall bear interest, computed on the basis of a 360-day year and actual days elapsed, from the Closing Date until paid in full at the rate of 15% per annum. So long as any Event of Default shall have occurred and be continuing, the interest rates applicable to the Notes shall be automatically increased by 5% per annum above the rate of interest otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate. Interest at the Default Rate shall accrue from the initial date of such Event of Default until such Event of Default is waived and such interest is paid in full.
          (c) Interest (including interest at the Default Rate) shall be payable on the Notes quarterly in arrears on the last Business Day of each March, June, September and December of each year (each, an “Interest Payment Date”), commencing on December 31, 2003, and at maturity and shall be paid in cash in accordance with Section 2.5; provided, that on any Interest Payment Date through and including June 30, 2006, interest on the Notes shall be paid in kind by capitalizing such interest and adding it to the aggregate principal amount of the Notes of each Purchaser, pro rata, effective as of the applicable Interest Payment Date (such capitalized interest being the “Capitalized Interest”), provided that, at the option of the Issuer, beginning December 31, 2004, up to all of such Capitalized Interest may be paid in cash. Interest on the Notes which has become Capitalized Interest shall for all purposes of this Agreement be deemed to be principal of the Notes. The Issuer shall give each Purchaser an irrevocable notice that Issuer will exercise such right specifying the amount of interest to be so paid in kind at least three Business Days prior to any Interest Payment Date as to which such right is to be exercised. Accrued interest on the principal of any Note shall be payable in cash on the date such principal becomes due and payable, whether on the Maturity Date, upon earlier prepayment, upon acceleration or otherwise.
          (d) Issuer has authorized the issuance, sale and delivery of its warrants, initially exercisable to purchase an aggregate of up to 3,400,339 shares (subject to adjustment as therein provided) of its authorized but unissued Common Stock, at an initial exercise price of $.01 per share (subject to adjustment as therein provided) to be substantially in the form of Exhibit E attached hereto (all such warrants originally issued pursuant to this Agreement, or delivered in substitution or exchange for any thereof, being collectively called the “Warrants” and individually a “Warrant”).
          Section 2.2 Issuance and Sale of Notes and Warrants on the Closing Date. Subject to the terms and conditions set forth in this Agreement, as provided in Section 2.4 on the Closing Date the Issuer will issue and sell to the Purchasers, and the Purchasers will purchase from the Issuer, the Notes in the aggregate principal amount of $20,000,000, and the Warrants.
          Section 2.3 Notes. The Notes issued pursuant hereto shall evidence the principal amounts of all Notes sold hereunder (including any interest which is capitalized under Section 2.1(c)), and the date and principal amount of each purchase and sale of Notes to the Purchasers by the Issuer, as well as each payment or prepayment made on account of the principal thereof, and in each case the resulting aggregate unpaid principal balance thereof, shall be recorded by each Purchaser on its books; provided, further, that failure by any Purchaser to make any such recordation shall not affect the obligations of the Issuer hereunder or under such Note. Each such recordation by a Purchaser shall be conclusive and binding for all purposes in the absence of manifest error.
          Section 2.4 Closing. The sale and delivery of the Notes and Warrants to be issued pursuant to Section 2.2 shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 1055 Washington Boulevard, Stamford, CT at 10:00 A.M., New York time on December 9, 2003 (or such other time and place as the parties shall agree) (herein called the “Closing Date”). On the Closing Date, subject to satisfaction of the conditions set forth herein, the following shall occur:
          (a) each Purchaser shall deliver to the Issuer immediately available funds in Dollars in the amount set forth on Annex 1 hereto for such Purchaser and the Issuer shall deliver to such Purchaser a single Note representing the Notes registered in such Purchaser’s name, duly executed by the Issuer and dated the Closing Date, in a principal amount equal to the amount so purchased by such Purchaser, and

          (b) Issuer will deliver to each Purchaser Warrants to purchase the number of authorized but unissued shares of its Common Stock (subject to adjustment as therein provided) set forth on Annex 1 hereto for such Purchaser, in such denominations as such Purchaser shall specify, duly executed and dated the Closing Date.
          Section 2.5 Payments. Each payment by the Issuer hereunder of the principal amount of the Notes, interest thereon, Prepayment Premium, fees, costs, expenses, indemnities and other Obligations due hereunder and under the other Note Documents shall be made in Dollars by wire transfer or other immediately available funds, without deduction (except as provided in Section 3.4(b)), set-off or counterclaim, to the Purchaser entitled to receive such payment at such office or bank account as shall be specified by such Purchaser from time to time by written notice to the Issuer, not later than 2:00 P.M. (Eastern Time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, that payment shall be made on the immediately preceding Business Day.
          Section 2.6 Interest Rate Limitation. Notwithstanding any provisions of this Agreement, the Notes or the other Note Documents, in no event shall the amount of interest paid or agreed to be paid by the Issuer exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement, the Notes or the other Note Documents at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever any Purchaser shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Notes outstanding hereunder (whether or not then due and payable), without prepayment charge, premium or penalty, and not to the payment of interest, or shall be refunded to the Issuer if such principal and all other Obligations of the Issuer to such Purchaser have been paid in full.
          Section 2.7 Allocation of Purchase Price. It is hereby agreed that, for purposes of Treasury Regulations 1.1273-2(h),(A)(i) the aggregate “issue price” of the investment unit consisting of the Notes and the Warrants to be issued pursuant to Section 2.2 of this Agreement on the Closing Date is equal to 100% of the principal amount of such Notes, (ii) the aggregate fair market value and, aggregate purchase price of the Notes to be issued on the Closing Date is $19,012,218, and (iii) the aggregate fair market value and aggregate purchase price of the Warrants is $987,702. The Issuer and the Purchasers agree to use the foregoing issue price, purchase prices and fair market values for U.S. federal income tax purposes with respect to this transaction (unless otherwise required by a final determination by the IRS or a court of competent jurisdiction) and for all other financial accounting purposes.

          Section 2.8 Subordination. The Notes and all other Obligations of the Credit Parties under the Note Documents are and shall at all times be and remain subordinated and subject in right of payment to the extent and in the manner set forth in the Subordination Agreements to the prior payment in full of all Senior Obligations.
          Section 2.9 Payments Pro Rata. All payments from or on behalf of the Issuer in respect of principal (including, without limitation, prepayments pursuant to Section 3.1), interest owing under the Notes, or any fee paid by Issuer in connection with any amendment, modification or waiver of this Agreement or any other Note Document shall be paid to the Purchasers ratably in accordance with the unpaid principal amounts of the Notes then outstanding.
     Section 3. Payment and Prepayment of Notes.
          Section 3.1 Optional and Mandatory Prepayments of the Notes.
          (a) Subject to Section 3.2 hereof, the Notes may be prepaid in whole or in part at any time or from time to time at the greater of (i) the principal amount of Notes being prepaid together with accrued but unpaid interest on such amount to the date of such prepayment or (ii) 125% of the principal amount of Notes being prepaid less any cash interest paid on such Notes in accordance with Section 2.1(c) (the “Prepayment Amount”).
          (b) Upon the occurrence of (i) an initial public offering of shares of the Company’s Common Stock; (ii) the sale of all or substantially all of the IVUS Assets; or (iii) a Change in Control (a “Mandatory Prepayment Event”), the Issuer shall redeem all outstanding Notes at the Prepayment Amount.
          Section 3.2 Notice of Prepayment of the Notes. The Issuer shall call Notes for prepayment pursuant to Section 3.1 by giving written notice thereof to the Purchasers not less than 15 nor more than 60 days prior to the date fixed for such prepayment. Such notice shall specify (a) the date fixed for such prepayment and (b) the Prepayment Amount to be paid. Notice of prepayment having been so given, the aggregate principal amount of the Notes so to be prepaid as specified in such notice, together with interest accrued thereon to such date fixed for prepayment shall become due and payable (i) in the case of a prepayment pursuant to Section 3.1(a), on the specified prepayment date, and (ii) in the case of a prepayment under Section 3.1(b) in connection with a Mandatory Prepayment Event, on the date of such Mandatory Prepayment Event.
          Section 3.3 Scheduled Payments. On the Maturity Date, the unpaid principal balance of the Notes to the extent not sooner paid or prepaid hereunder, shall be paid in full, together with accrued interest and fees thereon and all costs, expenses, indemnities and other Obligations outstanding hereunder or under any other Note Document.
          Section 3.4 Taxes.

          (a) Subject to subsection (b) of this Section 3.4, all payments by any Credit Party under this Agreement, the Notes or any other Note Document to each Purchaser shall be made free and clear of and without deduction for any and all present or future Charges excluding Charges (including income taxes and franchise taxes) imposed on or measured by the net income of such Purchaser by the jurisdiction (or a political subdivision thereof) in which such Purchaser is organized, and/or in which its principal office is located (all such non-excluded Charges being hereinafter referred to as “Taxes”).
          (b) If any Credit Party shall be required by law to deduct any Taxes imposed by any taxing authority or other Governmental Body from or in respect of any sum payable under this Agreement, the Notes or any other Note Document to any Purchaser, except as provided in subsection (f) of this Section 3.4, the sum payable to the Purchaser shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4), such Purchaser receives an amount equal to the sum it would have received had no such deductions been required, the Issuer shall make, or cause the applicable Credit Party to make, such deductions and the Issuer shall pay, or cause the applicable Credit Party to pay, the full amount deducted to the relevant taxation authority or other Governmental Body in accordance with applicable law.
          (c) In addition, to the extent not precluded from doing so pursuant to applicable law, the Issuer agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made under this Agreement, the Notes or any other Note Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement, the Notes or any other Note Document (hereinafter referred to as “Other Taxes”).
          (d) The Issuer will indemnify each Purchaser for the full amount of Taxes or Other Taxes imposed by any taxing authority or other Governmental Body and paid by the Purchaser, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that the Issuer shall not be obligated to make payment pursuant to this subsection (d) with respect to penalties, interest and other liabilities resulting from negligence or willful misconduct of the Purchaser. This indemnification shall be made (net of any Charges due by Purchaser with respect to such refund) within thirty (30) days from the date a Purchaser or partner, as applicable makes written demand therefor.
          (e) Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Issuer will furnish to the applicable Purchaser the original or a certified copy of any receipt evidencing payment thereof.
          (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 3.4 shall survive the payment in full of principal, interest, fees and any other amounts payable hereunder (other than amounts payable pursuant to this Section 3.4).

          (g) If and to the extent any Purchaser receives a tax credit or refund which, in its reasonable discretion, it attributes to Taxes or Other Taxes with respect to which a Credit Party had paid an additional amount or an indemnity payment pursuant to this Section 3.4, such Purchaser shall reimburse the applicable Credit Party the net amount of such tax credit or refund received (or, in the case of a tax credit, deemed received) by such Purchaser within thirty (30) days of the date such tax credit or refund is (or, in the case of a tax credit, deemed received) received.
          Section 3.5 Purchase of Notes. Without the prior written consent of the Required Purchasers, which consent shall not be unreasonably withheld, the Issuer shall not, nor will it permit any of its Subsidiaries or Affiliates to, acquire directly or indirectly by purchase or prepayment or otherwise any of the outstanding Notes or Warrants except by way of payment or prepayment in accordance with the provisions of such Notes and Warrants and of this Agreement. If any Credit Party or any of its respective Subsidiaries or Affiliates acquires any Notes pursuant to any such offer in violation of this Section 3.5 or in any other manner, such Notes shall thereafter be canceled and shall not be reissued, no Note shall be issued in substitution therefor, and such Notes shall not be deemed to be outstanding for any purpose under this Agreement.
     Section 4. Representations and Warranties of the Credit Parties. The Issuer and each Guarantor represents and warrants to the Purchasers as of the Closing Date that:
          Section 4.1 Existence and Power. Each Credit Party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to do business in each additional jurisdiction where the failure to so qualify is reasonably likely to have a Material Adverse Effect. Each Credit Party and each of their Subsidiaries has all requisite corporate power to own its Properties and to carry on its business as now being conducted and as proposed to be conducted, and to execute, deliver and perform its obligations under the Transaction Documents.
          Section 4.2 Authority. The execution, delivery and performance by each Credit Party of the Transaction Documents are within its power and have been duly authorized by all necessary corporate action on the part of its Board of Directors. The Issuer has all requisite organizational power to issue the Notes and Warrants to the Purchasers in accordance with the terms hereof.
          Section 4.3 Binding Effect. Each of the Transaction Documents has been duly executed and delivered by each Credit Party which is a party thereto and are the legal, valid and binding obligations of such Credit Party which is a party thereto, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relative to or affecting the enforcement of creditors’ rights generally in effect from time to time and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

          Section 4.4 Capital Stock.
          (a) As of the Closing Date after giving effect to the Transactions, the authorized and issued shares of each class of Capital Stock of each Credit Party are as set forth on Schedule 4.4. As of the Closing Date after giving effect to the Transactions, all of the issued and outstanding shares of Capital Stock of each Credit Party are duly authorized and validly issued, fully paid and non-assessable and owned of record by the Persons listed on Schedule 4.4.
          (b) The shares of Common Stock issuable upon exercise of the Warrants have been duly and validly reserved for issuance upon such exercise and, when issued and delivered against payment therefor as provided therein, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights or similar rights that have not been satisfied and subject to no Liens created by the Issuer in respect of the issuance thereof.
          (c) Except as set forth on Schedule 4.4 and except for the Warrants, as of the Closing Date after giving effect to the Transactions, there are no securities outstanding that are convertible into or exchangeable for any shares of Capital Stock of any Credit Party, nor are there outstanding any rights to subscribe for or purchase, or any options or warrants for the purchase of, or any agreements (contingent or otherwise) providing for the issuance of, or any calls, commitments or claims of any character relating to, any shares of Capital Stock of any Credit Party or any securities convertible into or exchangeable for any such shares.
          (d) On the Closing Date, after giving effect to the Transactions, no Credit Party will be subject to any obligation (contingent or otherwise) to repurchase, acquire or retire (i) any of its Capital Stock, (ii) any securities convertible into or exchangeable for any of its Capital Stock, or (iii) any options, warrants or other rights to subscribe for, purchase or acquire any of its Capital Stock.
          Section 4.5 Business Operations and Other Information; Financial Condition.
          (a) The Issuer has delivered to the Purchasers true and complete copies of the following financial statements (collectively, the “Financial Statements”) (i) the audited consolidated balance sheet of Issuer as of December 31, 2002 and related audited income statement and statement of cash flows for the year then ended, together with the notes thereto and the report thereon of the accountants of the Issuer, (ii) the unaudited consolidated balance sheet of Issuer as of September 30, 2003 and related unaudited income statement and statement of cash flows for the three months and nine months then ended. The Financial Statements have been prepared in accordance with GAAP (except as otherwise noted therein and except as set forth on Schedule 4.5A), consistently applied, and subject, in the case of each of the Financial Statements that are unaudited, to normal year-end audit adjustments and absence of certain of the notes required by GAAP, and present fairly, in all material respects, the consolidated financial position and related consolidated results of operations and cash flows (as applicable) of the Issuer as at each of the dates and for each of the periods respectively covered thereby.
          (b) As of the date of each of the balance sheets included in the Financial Statements, neither the Issuer or any of its Subsidiaries had any Indebtedness or liability, absolute or contingent, liquidated or unliquidated, except Indebtedness and liabilities reflected or reserved against on the balance sheets included in the Financial Statements or described in the notes thereto. Since September 30, 2003 no Material Adverse Effect has occurred.
          Section 4.6 Litigation; No Violation of Governmental Orders or Laws.
          (a) Except as set forth on Schedule 4.6, there are no actions, suits or proceedings, claims or disputes pending, or, to the best knowledge of the Issuer, threatened, at law, in equity, in arbitration or before any Governmental Body, against or affecting any Credit Party or any of its Properties or rights which purport to affect or pertain to this Agreement, any other Note Document, or any of the transactions contemplated hereby or thereby, or, if adversely determined, could reasonably be expected to result in equitable relief or monetary judgment(s) in excess of $250,000, individually, or $500,000 in the aggregate.
          (b) As of the Closing Date, there are no actions, suits or proceedings pending, injunctions, writs, temporary restraining orders or any order of any nature or, to the knowledge of the Issuer, threatened against any Credit Party which seek to enjoin, restrain or otherwise prevent the execution, delivery or performance of this Agreement, any other Note Document or the consummation of, the transactions contemplated herein or to recover any damages or obtain any relief as a result of any of the transactions contemplated herein in any court or before any arbitrator of any kind or before or by any Governmental Body.
          (c) No Credit Party is, nor will be after giving effect to the consummation of the Transactions, in default under or in violation of any Requirement of Law, which default or violation, individually or in the aggregate together with all other such defaults and violations, has had or is reasonably likely to have a Material Adverse Effect.
          Section 4.7 No Conflicts with Agreements, Etc. Except as set forth in Schedule 4.7, neither the execution and delivery by any Credit Party of this Agreement, the Notes, the Warrants or any of the other Transaction Documents, nor the issuance of the Notes and Warrants nor the fulfillment of or compliance by any Credit Party with the respective terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien (other than Permitted Liens) on any Properties or assets of any Credit Party pursuant to, (i) its Organizational Documents, (ii) any Material Contract or any other contract, agreement, mortgage, indenture, lease or instrument to which it is a party or by which it is bound or to which it or any of its assets are subject, or (iii) any Requirement of Law to which it or any of its assets are subject.

          Section 4.8 Consents, Etc. No consent, approval, exemption or authorization of, or action by, or declaration, registration, or notice to, or filing with any Governmental Body or any nongovernmental Person (including any creditor or stockholder of any Credit Party), is required in connection with the execution or delivery by the Issuer of the Transaction Documents, or the performance by the Issuer of its obligations hereunder or thereunder, or as a condition to the legality, validity or enforceability of the Transaction Documents, except for such consents, approvals, authorizations, declarations, registrations or filings as are listed in Schedule 4.8, all of which have been or will on or prior to the Closing Date be obtained and are or will then be in full force and effect.
          Section 4.9 Outstanding Indebtedness: Investments; Subsidiaries.
          (a) Schedule 4.9A sets forth a correct and complete list of all Indebtedness of the Credit Parties, including any potential earnouts or similar obligations, and all Liens securing such Indebtedness (excluding any Indebtedness evidenced by the Notes or any trade debt incurred in the Ordinary Course of Business) existing on the Closing Date after giving effect to the Transactions. As of the Closing Date, after giving effect to the Transactions, there exists no breach or default under the terms and provisions of any instrument, agreement or contract pertaining to any such Indebtedness and no event or condition which, with due notice or lapse of time or both, would constitute such a breach or default.
          (b) Schedule 4.9B sets forth a correct and complete list of all Investments of the Credit Parties existing on the Closing Date after giving effect to the Transactions.
          (c) Schedule 4.9C sets forth a correct and complete list of all Subsidiaries of the Credit Parties.
          Section 4.10 Title to Properties.
          (a) The Credit Parties have good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of its business. As of the Closing Date, the Property of each Credit Party is subject to no Liens, other than Permitted Liens. Schedule 4.10 sets forth as of the Closing Date a true and complete list of all real Property leased, subleased or used by each Credit Party, together with a true and complete list of all leases of, subleases of, or agreements to use, any real Property to which any Credit Party is a party, identifying the parties to each such lease and the Property to which it relates.
          (b) As of the Closing Date, each Credit Party enjoys peaceful and undisturbed possession under all such leases to which it is a party, and all such leases are legal, valid and binding obligations of the Credit Parties and, to the knowledge of each Credit Party, of the lessor and each other Person which is a party thereto. No Credit Party is in breach or violation of the terms of any such lease, except for such breaches and violations thereof as in the aggregate do not and will not have a Material Adverse Effect, and no Credit Party knows of any breach or violation of any of such leases by any third party, except for such breaches and violations thereof as in the aggregate do not and will not have a Material Adverse Effect.
          (c) Taken as a whole, the equipment and other tangible personal Property of each Credit Party is in good operating condition and repair, ordinary wear and tear excepted, and is free and clear of any known defects except such defects as do not materially interfere with the continued use thereof in the conduct of its normal operations.
          Section 4.11 Taxes. Each Credit Party has filed all federal, state, local and foreign tax returns, informational returns and excise tax returns, or has timely filed extensions thereto, which are required to have been filed by it (“Tax Returns”), all such Tax Returns are true, correct and complete in all material respects and there have been paid all taxes shown to be due and payable on such returns and all other material taxes and assessments payable by it, unless any tax liability is being diligently contested in good faith and such Credit Party has adequately reserved against such tax liability on its books and financial statements in accordance with GAAP. No material tax liens have been filed and no claims are being asserted with respect to any such taxes as of the date hereof. No audit or other examination of any Tax Returns is presently in progress, nor has the Company been notified of any request for such audit or examination. Except as set forth on Schedule 4.11, no material tax assessment against any Credit Party has been proposed, formally or informally and to the knowledge of each Credit Party, no basis exists for such adjustment, and all of its tax liabilities are adequately provided for on its books and financial statements in accordance with GAAP. Proper and accurate amounts have been withheld by each Credit Party from its respective employees, independent contractors, creditors, members, partners and other third parties for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Bodies. No Credit Party has executed or filed with the IRS or any other Governmental Body any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.
          Section 4.12 Disclosure. None of the representations or warranties made by or on behalf of any Credit Party in the Note Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party in connection with the Note Documents in writing (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to the Purchasers prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. No Credit Party knows of any facts (other than matters of a general economic or political nature) that individually or in the aggregate have had a Material Adverse Effect or, so far as the Credit Parties can now reasonably foresee, would have a Material Adverse Effect in the future.

          Section 4.13 Private Offering. No form of general solicitation or general advertising was used by any Credit Party or any of its representatives in connection with the offer or sale of the Notes of Warrants. Assuming the accuracy of the Purchaser’s representations in this Agreement, no registration of the Notes or Warrants, pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, will be required by the offer, sale or issuance of the Notes or Warrants. The Credit Parties agree that neither they, nor anyone acting on their behalf, shall offer to sell the Notes or Warrants or any other securities of the Issuer so as to require the registration of the Notes or Warrants pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, unless the Notes, Warrants or other securities are so registered.
          Section 4.14 Broker’s or Finder’s Commissions; Financial Advisory Fees. No broker’s or finder’s fee or commission or financial advisory or similar fees will be payable by any Credit Party with respect to the issuance and sale of the Notes or the Warrants.
          Section 4.15 Environmental Matters. Each Credit Party is in compliance with all applicable Environmental Laws. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of the Issuer, threatened against any Credit Party pursuant to Environmental Laws; and, to the knowledge of the Issuer, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability under, Environmental Laws.
          Section 4.16 Margin Regulations. No Credit Party owns or intends to acquire any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States (12 CFR 207).
          Section 4.17 Pension and Benefit Plans.
          (a) There are no Multiemployer Plans. Each Credit Party is in compliance in all material respects with all requirements of each Plan, and each Plan complies in all material respects, and is operated in compliance in all material respects, with all applicable provisions of law. No Credit Party is aware, after due inquiry, of any item of non-compliance which could reasonably be expected to result in the loss of a Qualified Plan’s qualification or a Plan’s tax-exempt status, or give rise to a material excise tax or other penalty imposed by a Governmental Body. No material proceeding, claim, lawsuit and/or investigation is pending concerning any Plan. All required contributions have been and will be made in accordance with the provisions of each Qualified Plan and Multiemployer Plan, and with respect to the Controlled Group, there are, have been and will be no material Unfunded Pension Liabilities or Withdrawal Liabilities. Except with respect to Multiemployer Plans, each Qualified Plan has been or will be submitted to the Internal Revenue Service within the remedial amendment period for a favorable determination letter indicating that it qualifies under Section 401 of the Code, and that any trusts created thereunder are determined to be exempt from tax under the provisions of Section 501 of the Code.
          (b) No ERISA Event has occurred or is expected to occur that could reasonably be expected to have a Material Adverse Effect or result in exposure to the Issuer in excess of $250,000.
          (c) Members of the Controlled Group currently comply and have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.
          Section 4.18 Material Contracts. As of the Closing Date, Schedule 4.18 sets forth a true and complete list of all Material Contracts of each Credit Party. The Credit Parties have furnished or made available to the Purchasers or their representatives true and complete copies of such Material Contracts, with all amendments, modifications and supplements thereto to the Closing Date. As of the Closing Date, each of such Material Contracts is valid, subsisting and in full force and effect. No Credit Party is in breach or violation of any of the terms, conditions or provisions of any of such Material Contracts, except for such breaches and violations thereof as in the aggregate do not and will not have a Material Adverse Effect, and to the knowledge of the Issuer no other party to any of such Material Contracts is in breach or violation of any of the terms, conditions or provisions thereof, except for such breaches and violations thereof as in the aggregate do not and will not have a Material Adverse Effect.
          Section 4.19 Possession of Licenses, Etc. The Credit Parties possess all certificates, licenses, permits, registrations, security clearances and other authorizations from Governmental Bodies, that are necessary for the ownership, maintenance and operation of its Properties and assets, and for the conduct of its business as now conducted, and no Credit Party is in violation of any thereof, except for such violations as in the aggregate do not and could not reasonably be expected to have a Material Adverse Effect.
          Section 4.20 Intellectual Property.
          (a) Set forth on Schedule 4.20 is an accurate and complete list of all (i) Intellectual Property owned by each Credit Party, and applications for any thereof, and all (ii) License Agreements with respect to Intellectual Property used in the business of the Credit Parties, specifying with respect to each such item the owner thereof, the registration or application number thereof, the jurisdiction by or in which such item has been issued or registered or in which an application therefor has been filed, if any, the date of such issuance, registration or application, and the expiration date thereof, other than (x) Intellectual Property which is not material to the Credit Parties’ business or operations and (y) “off the shelf” software obtained for less than $10,000 individually which is subject to shrink wrap licenses.
          (b) The Credit Parties own and have good title to, or are party to enforceable License Agreements permitting such Credit Party the use of, all items of

Intellectual Property, free from Liens and restrictions that adversely affect their businesses as now conducted and material additional costs, which are necessary for the present and planned future conduct of their businesses. Except as set forth in Schedule 4.20, and except for such matters as in the aggregate are not reasonably likely to, and will not, result in a Material Adverse Effect, (i) to the best knowledge of the Issuer, none of the present or contemplated products or operations of the Credit Parties, or the use by the Credit Parties of any of such Intellectual Property, infringes or otherwise violates, or will then infringe or otherwise violate, any Intellectual Property owned by any other Person, and (ii) there is no pending or, to the best knowledge of the Issuer, threatened claim, demand, litigation, investigation, arbitration or other proceeding against or affecting the Credit Parties contesting the right of any of them to manufacture, distribute or sell any such product or to engage in any such operation, or to use any of such Intellectual Property. None of the trademark registrations set forth on Schedule 4.20 is an “intent-to-use” registration.
          (c) All registrations for Intellectual Property identified on Schedule 4.20 are valid and in force, and all applications to register any unregistered Intellectual Property so identified are pending and in good standing, and are all without challenge of any kind. All maintenance fees have been paid through the date of this Agreement. The Intellectual Property owned by the Credit Parties is valid and enforceable in all material respects. Each Credit Party has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and software that is listed on Schedule 4.20 owned by such Credit Party, as the case may be, and there is no valid basis for any such action. Correct and complete copies of registrations for all registered Intellectual Property identified on Schedule 4.20 (together with any subsequent correspondence with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, or filings relating to the foregoing) have been delivered or made available by the Credit Parties to the Purchasers or their counsel.
          Section 4.21 Status under Certain Laws. No Credit Party is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended. No Credit Party is subject to regulation as a “common carrier” or “contract carrier” or any similar classification by the Interstate Commerce Commission or under the laws of any state, or is subject to regulation under the Federal Power Act or any other federal, state or local Requirement of Law which limits its ability to incur Indebtedness.
          Section 4.22 Solvency. Each Credit Party is Solvent on the Closing Date both before and after giving effect to the Transactions to be effected on the Closing Date and the application of the net proceeds of the issuance and sale of the Notes.
          Section 4.23 RICO. No Credit Party is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws.
          Section 4.24 Preferred Stock; Redemption Rights. No Credit Party has any obligation to redeem, exchange, purchase, retire, defease, establish a sinking fund for, or make any similar payment with respect to any shares of its Preferred Stock.
          Section 4.25 Restrictions on or Relating to Subsidiaries. There does not exist any encumbrance or restriction on the ability of (x) any Credit Party to pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Issuer or any Credit Party, or to pay any Indebtedness owed to the Issuer or any other Credit Party, (y) any Credit Party to make loans or advances to the Issuer or any other Credit Party or (z) any Credit Party to transfer any of its properties or assets to the Issuer or any other Credit Party, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) the Note Documents and the Senior Loan Documents and (iii) customary non-assignment provisions contained in leases and licenses of intellectual property.
     Section 4A. Representations of the Purchasers. Each Purchaser represents, severally and not jointly, to the Issuer that:
     4A.1 Investment. Each Purchaser is acquiring the Notes and the Warrants to be purchased by it hereunder or acquired pursuant hereto for its own account, for investment, and not with a view to or for sale in connection with any public distribution thereof, nor with any present intention of distributing or selling the same to the public; and each Purchaser is aware of the restrictions and limitations under the Securities Act affecting its right and ability to sell or transfer such securities;
     4A.2 Experience. Each Purchaser is experienced in evaluating start-up companies such as the Issuer, is able to fend for itself in transactions such as the one contemplated by this Agreement, has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the Purchaser’s prospective investment in the Issuer, and has the ability to bear the economic risks of the investment.
     4A.3 Rule 144. Each Purchaser acknowledges that the Warrants and the Warrant Stock must be held indefinitely unless subsequently registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration is available. Each Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Each Purchaser agrees that such Purchaser will sell, transfer, or otherwise dispose of the Warrants and the Warrant Stock only in compliance with then applicable federal and state securities laws.
     4A.4 Accredited Investor. Each Purchaser is an Accredited Investor within the definition of Rule 501(a) promulgated under the Securities Act; and

     4A.5 No Public Market. Each Purchaser understands that no public market now exists for the Notes, the Warrants or the Warrant Stock, and that Issuer has made no assurances that a public market will ever exist for such securities.
     4A.6 Access to Information. The Purchaser has received and reviewed information about the Issuer and has had an opportunity to review and discuss the Issuer’s business, management and financial affairs with its management. The Purchaser understands that such discussions, as well as any written information issued by the Issuer, were intended to describe the aspects of the Issuer’s business and prospects which the Issuer believes to be material, but were not necessarily a thorough or exhaustive description.
     4A.7 Authorization. This Agreement when executed and delivered by the Purchaser will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, subject to: (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.
     4A.8 Existence. Each Purchaser is a limited partnership duly organized, validly existing and in good standing in Delaware and duly qualified to do business in Connecticut and in no other jurisdiction.
     Section 5. Closing Conditions. Each Purchaser’s obligation to purchase and pay for the Notes to be purchased by it hereunder on the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of the following conditions:
          Section 5.1 Proceedings Satisfactory. All corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request, including:
          (a) certificates dated as of a recent date prior to the Closing Date as to the good standing and, (if available) payment of taxes of each Credit Party, in each jurisdiction where it is organized or is authorized to do business as a foreign or extra-provincial corporation;
          (b) certified copies of the Organizational Documents of each Credit Party, with all amendments thereto to and including the Closing Date;
          (c) certified copies of resolutions of the Board of Directors of each Credit Party authorizing the execution, delivery and performance of the Transaction Documents to which it is a party; and

          (d) certificates as to the incumbency and signatures of each of the officers of each Credit Party who shall execute any Transaction Documents or other document executed and delivered pursuant to or in connection with this Agreement.
          Section 5.2 Opinion of Counsel for Credit Parties. The Purchasers shall have received from Reed Smith Crosby Heafey LLP, counsel to the Credit Parties, a favorable legal opinion dated the Closing Date and addressed to the Purchasers, covering such matters incident to the Transactions herein contemplated as the Purchasers may reasonably request.
          Section 5.3 Representations and Warranties True, Etc.; Certificates. The representations and warranties of the Credit Parties contained in Section 4 and elsewhere in this Agreement shall be true on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date after giving effect to the Transactions contemplated hereby. Each Credit Party shall have performed all agreements on its part required to be performed under this Agreement on or prior to the Closing Date, and there shall exist no Default or Event of Default on the Closing Date after giving effect to the Transactions contemplated by this Agreement. Each Credit Party shall have delivered to the Purchasers an Officer’s Certificate, dated the Closing Date, to the effect of the matters stated in the foregoing sentences of this Section 5.3 and in Sections 5.4, 5.5 and 5.6.
          Section 5.4 Consents and Approvals. All necessary consents, waivers, approvals and authorizations of, and declarations, registrations and filings with, Governmental Bodies and nongovernmental Persons required in order to execute, deliver and perform this Agreement and the other Transaction Documents, and to issue and sell the Notes and the Warrants as contemplated hereby and to consummate the Transactions shall have been obtained or made and shall be in full force and effect, including all required consents and waivers of the holders of the Senior Obligations and of any agent or representative thereof.
          Section 5.5 Absence of Litigation, Orders, Etc. There shall not be pending or, to the knowledge of the Credit Parties after due inquiry, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting any Credit Party or its assets or Property (and, as to any action, suit, proceeding, governmental investigation or arbitration so disclosed, there shall not have occurred since the date of this Agreement any development) which seeks to enjoin or restrain any of the Transactions contemplated herein or which has had or is reasonably likely to have a Material Adverse Effect. No Order of any court, arbitrator or Governmental Body shall be in effect which purports to enjoin or restrain any of the transactions contemplated herein or which has had or is reasonably likely to have a Material Adverse Effect.
          Section 5.6 Subordination Agreements.
          (a) The Credit Parties, Silicon Valley Bank, and the Purchasers shall have each executed and delivered a Subordination Agreement in the form of Exhibit F hereto

(as from time to time amended, modified or supplemented in accordance with its terms, the “SVB Subordination Agreement”); and
          (b) The Credit Parties, VLL, and the Purchasers shall have each executed and delivered a Subordination Agreement in the form of Exhibit G hereto (as from time to time amended, modified or supplemented in accordance with its terms, the “VLL Subordination Agreement and together with the SVB Subordination Agreement, the “Subordination Agreements”).
          Section 5.7 Material Contracts. Each Purchaser shall have received copies of each Material Contract (including all amendments, modifications and supplements thereto up to and including the Closing Date) requested by such Purchaser, Certified by a duly authorized officer of the Issuer as true, correct and complete.
          Section 5.8 Fees. The expenses and disbursements incurred by the Purchasers (including reasonable fees and expenses incurred by Paul, Hastings, Janofsky & Walker LLP and any local or special counsel to the Purchasers) in connection with the preparation of the Transaction Documents and the Transactions contemplated hereby, shall have been paid by the Issuer.
          Section 5.9 Guarantee. Each Subsidiary of the Issuer existing on the Closing Date shall have executed and delivered the Guarantee.
          Section 5.10 Wire Instructions. The Purchasers shall have received not less than two Business Days prior to the Closing Date wire instructions prepared by the Issuer as to all wire transfers or other payments to be effected on the Closing Date in connection with the Transactions to be consummated on the Closing Date pursuant to this Agreement, which wire instructions shall identify the payor and payee of each such wire transfer or payment, shall describe the manner of transfer or payment and shall otherwise be satisfactory in form and substance to the Purchasers.
          Section 5.11 Financial Statements, Projections and Report. The Purchasers shall have received copies of the Financial Statements and the pro forma financial statements attached as Schedule 4.5C and 4.5D, and the unaudited financial statements of Jomed, Inc. dated as of September 30, 2003, each of which shall be satisfactory in all respects to the Purchasers.
          Section 5.12 Voting Agreement. The Voting Agreement shall have been duly executed and delivered.
          Section 5.13 Co-Sale Agreement. The Co-Sale Agreement shall have been duly executed and delivered.
          Section 5.14 Investor Rights Agreement. The Investor Rights Agreement shall have been duly executed and delivered.
          Section 5.15 Waiver of Preemptive Rights. Issuer shall have received such waivers and/or consents from the holders of its Capital Stock (including with respect to any stockholder’s preemptive rights and other restrictive covenants) as are necessary in the opinion of the Purchasers to consummate the Transactions, including the issuance of the Warrants and the Warrant Stock, and the execution and delivery of this Agreement and the other Transaction Documents.
          Section 5.16 Due Diligence. Purchasers shall have completed their business, legal, accounting, regulatory and insurance due diligence and outstanding litigation.
          Section 5.17 Material Agreements; Employment Agreements. Purchasers shall have received all material agreements with members of, or with respect to, the senior management of the Credit Parties or any of their Subsidiaries, including, but not limited to (a) support letters, confidentiality agreements, employment agreements, stock repurchase agreements, and compensation and equity and incentive programs, each of which shall be acceptable to Purchasers, and (b) any employment agreement, letter of understanding, confidentiality agreement and/or non-compete agreement for such officers of Issuer as the Purchasers shall require, which shall be in form and substance satisfactory to Purchasers.
          Section 5.18 Management Rights Letter. The Issuer and the Purchasers shall have entered into the Management Rights Letter in substantially the same form attached hereto as Exhibit H.
     Section 6. Financial Statements and Information. The Issuer will furnish to the Purchasers, until all of the Obligations have been indefeasibly paid in full in cash and no Notes are outstanding:
          (a) Financial Information.
               (i) All information required to be delivered under Section 4.1 of the Third Amended and Restated Investor Rights Agreement in effect on the date hereof.
               (ii) As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, copies of the consolidated and consolidating balance sheets of the Issuer and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Issuer’s fiscal year then ended, all in reasonable detail and certified by a the Chief Financial Officer of the Issuer as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Issuer and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
          (b) Events of Default. Promptly (and in any event within five (5) Business Days) after becoming aware of (i) the existence of any Default or Event of Default, an Officer’s Certificate of Issuer specifying the nature and period of existence thereof and what action the Issuer are taking or propose to take with respect thereto;

          (c) Press Releases. To the extent not otherwise provided for in Section 14.7, as soon as available, any press release or other public announcement or statement by the Issuer;
          (d) Adverse Effect. Promptly after becoming aware of any Material Adverse Effect with respect to which notice is not otherwise required to be given pursuant to this Section 6, an Officer’s Certificate of Issuer setting forth the details of such Material Adverse Effect and stating what action the Issuer have taken or propose to take with respect thereto;
          (e) Officer’s Compliance Certificate. Concurrently with the financial statements furnished pursuant to Section 6(a), an Officer’s Certificate of the Chief Executive Officer and the Chief Financial Officer of the Issuer stating that, based upon such examination or investigation and review of this Agreement as in the opinion of the signer is necessary to enable the signer to express an informed opinion with respect thereto, no Event of Default exists or has existed during such period or, if such Event of Default shall exist or have existed, the nature and period of existence thereof and what action the Issuers have taken, are taking or propose to take with respect thereto, and a folly and properly completed Compliance Certificate in the form of Exhibit 6(e), certified by the Chief Executive Officer and the Chief Financial Officer of the Issuer;
          (f) Litigation and Proceedings. Promptly (and in any event within five (5) Business Days) after any Credit Party knows of any of the following which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, an Officer’s Certificate describing the nature and status of such matter in reasonable detail: (i) the institution of, or threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Credit Parties or any Property of any of them, (ii) any material development in any such action, suit, proceeding, governmental investigation or arbitration, or (iii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Issuer and any Governmental Body;
          (g) Notices to Holders of Senior Obligations. Copies of all notices, reports, certificates and other information (other than routine documentation, routine correspondence, and correspondence relating to preliminary or informal discussions), and any borrowing base reports or other reports as to collateral eligibility or borrowing availability reasonably requested by the Purchasers, furnished to the holders of Senior Obligations or to any agent or representative of such holders in each case promptly after the same are so famished;
          (h) Subsidiaries. Promptly (and in any event within five (5) Business Days) after becoming aware, an Officer’s Certificate describing the creation or establishment of any new Subsidiary and specifying the nature of the business in which such Subsidiary shall engage, or the issuance by any Credit Party of any capital stock or any warrant, option or similar agreement in respect thereof;

          (i) Other Information. Any other information, including financial statements and computations, relating to the performance of obligations arising under this Agreement and/or the affairs of any Credit Party that the Purchasers may from time to time reasonably request and which is reasonably capable of being obtained, produced or generated by such Credit Party.
     Each notice under Section 6 shall describe with particularity any and all clauses or provisions of this Agreement or other Note Document that have been breached or violated.
     Section 7. Inspection of Properties and Books. The Issuer shall maintain, and Issuer shall cause each other Credit Party to maintain, proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Credit Parties. Each Credit Party shall permit Purchasers or representatives and independent contractors of the Purchasers, during normal business hours and (except upon the occurrence and during the continuance of a Default or Event of Default) upon prior notice to the Credit Parties (i) to visit and inspect any of their respective Properties, (ii) to examine their respective corporate, financial and operating records, (iii) to make copies and extracts therefrom at their expense, and (iv) to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers and employees and its independent public accountants (and by this provision Issuer authorizes its accountants to discuss its affairs, finances and accounts and those of its Subsidiaries, whether or not any of such representatives is present, it being understood that nothing contained in this Section 7 is intended to confer any right to exclude any representative of the Credit Parties from such discussions). The Purchasers shall be entitled to meet with the senior management of the Credit Parties at least once during each fiscal quarter to discuss the Credit Parties’ financial statements, business, assets, operations and prospects.
     Section 8. Affirmative Covenants. Each Credit Party covenants and agrees that, until all of the Obligations have been indefeasibly paid in full in cash and no Notes are outstanding:
          Section 8.1 Payment of Principal and Interest. The Issuer will duly and punctually pay the principal of, Prepayment Premium (if any) and interest on the Notes in accordance with Section 2.1 of this Agreement and will timely pay and perform all other Obligations in accordance with the terms of the Note Documents. Each Credit Party will comply with all of the covenants, agreements and conditions contained in the Note Documents.
          Section 8.2 Preservation of Corporate Existence, Etc. Each Credit Party shall:
          (a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its state of incorporation, including any necessary qualification or licensing in any foreign jurisdiction;

          (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits and licenses necessary in the normal conduct of its business except in connection with sales of assets permitted by Section 9.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
          (c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it;
          (d) preserve or renew all of its patents, registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
          (e) keep any Property owned or operated by it free of contamination from Hazardous Materials and any other potentially materially harmful chemical or physical conditions in violation of applicable law. If any Credit Party receives notice or becomes aware of any Environmental Matter or contamination with Hazardous Materials that relates to any of them or to its Properties, then such Credit Party shall promptly provide written notice thereof to the Purchasers and, upon written request from any Purchaser, shall provide such Purchaser with such reports, certificates, engineering studies or other written material or data as such Purchaser may request so as to satisfy such Purchaser that each Credit Party and its Subsidiaries is in compliance with their obligations under subsection (e) of this Section 8.2. The Required Purchasers shall also have the right, at any time and from time to time after receipt of notice or knowledge of any such Environmental Matter or contamination, to require the Credit Parties at their expense to employ a qualified environmental consultant acceptable to the Required Purchasers to conduct an environmental review, audit, assessment or report with respect thereto concerning the Issuer’ operations and Property. The Credit Parties agree to cooperate fully with such consultant in connection with any such review, audit, assessment or report, including by providing such access to the Credit Parties’ books, records, Properties, employees and agents and by furnishing such written and oral information as such consultant may reasonably request in connection with any such review, audit, assessment or report.
          Section 8.3 Maintenance of Property. Each Credit Party shall maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs, renewals and replacements thereof, and additions, betterments, and improvements thereto, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          Section 8.4 Insurance. Each Credit Party shall maintain with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. The Credit

Parties shall cause Purchasers, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Purchasers, to be named as additional insured in the case of all liability insurance. Upon request of the Purchasers, the Credit Parties shall furnish the Purchasers, at reasonable intervals (but not more than once per calendar year) a certificate of an Authorized Officer on behalf of the Credit Parties (and, if requested by the Purchasers, any insurance broker of the Credit Parties) setting forth the nature and extent of all insurance maintained by Issuer in accordance with this Section 8.4.
          Section 8.5 Payment of Obligations. Each Credit Party shall pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities (exclusive of those under the Senior Loan Documents), including:
          (a) all tax liabilities, assessments and governmental charges or levies upon it (or any Subsidiaries of the Credit Party which are part of any affiliated group, within the meaning of Section 1504(a)(1) of the Code, with the Credit Party) or its sales, income or capital or upon their assets or Property, real, personal or mixed or upon any part thereof, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by the Credit Parties;
          (b) all lawful claims, including any for labor, materials rent and supplies, which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by the Credit Parties;
          (c) all Indebtedness owed by it, as and when due and payable, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing such Indebtedness; and
          (d) the performance of all obligations under any Contractual Obligation (other than pursuant to the Senior Loan Documents) to which each Credit Party is bound, or to which it or any of its properties is subject, including the Transaction Documents, except where the failure to perform would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          Section 8.6 Compliance with Laws. Each Credit Party shall comply, in all material respects, with all Requirements of Law of any Governmental Body having jurisdiction over it or its business (including, without limitation, all Environmental Laws), except (a) such as may be contested in good faith by appropriate proceedings diligently prosecuted, (b) as to which a bona fide dispute exists, (c) for which appropriate reserves have been established on such Credit Party’s financial statements and (d) where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          Section 8.7 Solvency. The Credit Parties shall at all times be Solvent.

          Section 8.8 Further Assurances. Promptly upon request by the Required Purchasers, the Credit Parties shall take such additional actions as the Required Purchasers may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Note Document, (ii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Purchasers the rights granted or now or hereafter intended to be granted to the Purchasers under any Note Document or under any other document executed in connection therewith. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Purchasers, the Issuer shall cause each other Credit Party to become a party to the Guarantee. Promptly upon any Person becoming a Subsidiary of the Issuer in accordance with the terms hereof, and in any event within five (5) Business Days, the Issuer shall immediately provide written notice thereof to the Purchasers, and shall promptly cause such Subsidiary to become a party to the Guarantee. The Issuer shall also deliver an opinion of counsel to such Subsidiary covering such legal matters with respect to such Subsidiary becoming a party to the Guarantee as the Required Purchasers may reasonably request.
          Section 8.9 Brokers Fees. Each Credit Party agrees to indemnify the Purchasers and hold each of them harmless against any loss, cost, claim or liability (including reasonable attorneys’ fees and reasonable disbursements for the investigation and defense of claims) arising out of or relating to any actual or alleged broker’s or finder’s fee or commission with respect to the issuance and sale of the Notes or the Warrants.
          Section 8.10 Margin Regulations. No part of the proceeds from the sale of the Notes or Warrants will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Issuer in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). None of the Credit Parties nor any agent acting on their behalf have taken or will take any action which might cause this Agreement or the Notes or Warrants to violate Regulation U, Regulation X, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect. As used in this Section, the term “purpose of buying or carrying” has the meaning assigned thereto in the aforesaid Regulation U.
          Section 8.11 Use of Proceeds. The Issuer shall use the proceeds from the sale and issuance of the Notes and Warrants hereunder for working capital and other general corporate purposes.
          Section 8.12 Ranking of Notes. The Indebtedness represented by the Notes and the other Obligations under the Note Documents of each Credit Party are intended to constitute senior subordinated Indebtedness, and accordingly is, and shall be at all times while the Notes remain outstanding or the Purchasers have any obligation to purchase Notes hereunder, (i) senior in right of payment to, or pari passu with, all other unsecured Indebtedness (other than the unsecured portion, if any, of the Senior Obligations), of such Credit Party, as the case may be, respectively, and (ii) senior in right of payment to all other Indebtedness of such Credit Party, as the case may be, which, under the terms of the documents pursuant to or in connection with which such Indebtedness was created or incurred, is subordinated in right of payment to some or all of the other Indebtedness (other than the Senior Obligations) of such Credit Party, as the case may be.
          Section 8.13 Additional Guarantors. The Credit Parties shall notify the Purchasers at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within 30 days), (a) cause such Person to (i) become a Guarantor by executing and delivering to the Purchasers a Joinder or such other guarantee or documents as Required Purchasers shall deem appropriate for such purpose, (ii) if requested by Required Purchasers, deliver to Purchasers favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), and such other certificates and documents as the Required Purchasers may request, all in form, content and scope reasonably satisfactory to the Required Purchasers; provided that, no new Subsidiary that is a controlled foreign corporation under Section 957 of the Code shall be required to become a Guarantor if such guaranty would reasonably be expected to result in any material incremental income tax liability from consolidating any such Subsidiary’s financial statements with the Credit Parties for US tax-reporting purposes.
     Section 9. Negative and Maintenance Covenants. Each Credit Party covenants and agrees that, until all of the Obligations have been indefeasibly paid in full in cash and no Notes are outstanding:
          Section 9.1 Limitation on Liens. The Credit Parties shall not, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
          (a) any Lien existing on the Closing Date on the Property of a Person on the Closing Date and set forth in Schedule 4.9A securing Indebtedness set forth on Schedule 4.9A, including replacement Liens on the Property currently subject to such Liens and securing Indebtedness set forth on Schedule 4.9A;
          (b) any Lien created under any Senior Loan Document to secure the Senior Obligations;
          (c) Liens for taxes, fees, assessments or other governmental charges (i) which are not delinquent or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7, provided that, in respect of this clause (ii), all such Liens secure claims in the aggregate at any time outstanding for the Credit Parties not exceeding $250,000;

          (d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;
          (e) Liens (other than any Lien imposed by ERISA, and other than any Lien securing an obligation for the payment of borrowed money) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;
          (f) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens secure claims in the aggregate at any time outstanding of the Credit Parties that do not exceed $250,000;
          (g) easements, rights of way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of the Credit Parties;
          (h) Liens on any Property acquired or held by the Credit Parties in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 9.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;
          (i) Liens securing Capital Lease Obligations permitted under subsection 9.5(d);
          (j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;
          (k) setoff rights of banks and other depository institutions arising by operation of law or otherwise in the ordinary course of business with respect to accounts maintained at such bank or depository institution; and

          (l) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement.
          Section 9.2 Consolidations and Mergers. No Credit Party shall merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except a Subsidiary may merge or consolidate into Issuer or another Subsidiary of Issuer if no Default or Event of Default has occurred and is continuing or would result from such action.
          Section 9.3 Loans and Investments; Acquisitions. No Credit Party shall suffer or make any Investments, except for:
          (a) Investments in cash and Cash Equivalents;
          (b) Investments in existence on the Closing Date and disclosed on Schedule 4.9B;
          (c) Investments in Wholly Owned Subsidiaries; and
          (d) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition; and (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.
          Section 9.4 Restrictions on Indebtedness. No Credit Party shall incur, create, assume, guarantee or in any way become liable for, or permit to exist, Indebtedness other than:
          (a) Indebtedness pursuant to the Note Documents;
          (b) Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 9.7;
          (c) Indebtedness existing on the Closing Date and described in Schedule 4.9A (excluding the Senior Obligations) and any refinancings, extensions, renewals or replacements of such Indebtedness or interest or fees payable thereon; provided, however that the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, the direct or contingent obligors with respect thereto are not expanded or changed in any other manner adverse to the Purchasers or which would have a Material Adverse Effect, such Indebtedness, if subordinated to the obligations of the Issuer hereunder, remains so subordinated on terms no less favorable to the Purchasers and no more restrictive on the Credit Parties than the Subordinated Indebtedness being refinanced, and in an amount not less than the amount outstanding at the time of refinancing;

          (d) Indebtedness of the Issuer to Guarantors, and of Guarantors to the Issuer or other Guarantors; provided that such Indebtedness is subordinated to the Obligations pursuant to a subordination agreement in form and substance reasonably acceptable to the Required Purchasers;
          (e) Guarantees of the Issuer or any Guarantor in respect of Indebtedness or other obligations not prohibited hereunder of the Issuer or any Guarantor;
          (f) Indebtedness not to exceed $500,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsection 9.1(h);
          (g) unsecured intercompany Indebtedness permitted pursuant to subsection 9.4(c);
          (h) trade debt incurred in the Ordinary Course of Business, including any such trade debt incurred among the Credit Parties;
          (i) Senior Obligations; and
          (j) other unsecured Indebtedness not exceeding in the aggregate at any time outstanding $250,000.
          Section 9.5 Transactions With Affiliates. No Credit Party shall enter into any transaction of any kind (including the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Affiliate of such Issuer or of such Credit Party except:
          (a) as expressly permitted by this Agreement;
          (b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party and upon fair and reasonable terms no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party and such transaction has been approved by the disinterested directors of the Issuers and which are disclosed in writing to Purchasers; and
          (c) for transactions between Credit Parties.
          Section 9.6 Contingent Obligations. No Credit Party shall create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:
          (a) endorsements for collection or deposit in the Ordinary Course of Business;
          (b) Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

          (c) Contingent Obligations existing as of the Closing Date and listed in Schedule 9.6, including extension and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;
          (d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds, trade debt and other similar obligations;
          (e) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Senior Bank Debt Agent title insurance policies;
          (f) Contingent Obligations arising with respect to customary indemnification obligations in favor of Purchasers in connection with dispositions permitted under subsections 9.2(b) and (c); and
          (g) Contingent Obligations that constitute Senior Obligations.
          Section 9.7 Compliance with ERISA. No Credit Party shall:
          (a) terminate any Plan subject to Title IV of ERISA so as to result in any material liability to a Credit Party;
          (b) permit to exist any ERISA Event or any other event or condition, which would reasonably be expected to have a Material Adverse Effect;
          (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to the Issuer;
          (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to have a Material Adverse Effect; or
          (e) permit any Plan to have Unfunded Pension Liabilities, which would reasonably be expected to have a Material Adverse Effect.
          Section 9.8 Restricted Payments. No Credit Party shall make any Restricted Payments; except that the Credit Parties may:
          (a) declare and make dividend payments or other distributions payable to the holders of its equity interests solely in the common stock or other common equity interests of such Person;
          (b) make dividend payments-in-kind on its Preferred Stock;
          (c) upon termination of the employment of any management stockholder, the Issuer and each Guarantor may redeem from such management stockholder shares of

Issuer’s Common Stock or warrants or options to acquire any such shares provided all of the following conditions are satisfied:
               no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and
               the aggregate Restricted Payments permitted (x) in any fiscal year Issuer shall not exceed $250,000 and (y) during the term of this Agreement shall not exceed $1,000,000.
          Section 9.9 Cash Maintenance. The Issuer shall maintain at least $2,000,000 in cash and Cash Equivalents in its accounts.
          Section 9.10 Change in Business. Each Credit Party shall not and shall not cause or permit its Subsidiaries to directly or indirectly engage in any business other than the Permitted Business.
          Section 9.11 Accounting Changes. No Credit Party shall make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Credit Parties.
          Section 9.12 Amendments of Certain Documents.
          (a) The Credit Parties shall not (i) amend, supplement, waive or otherwise modify any provision of, the Transaction Documents (other than the Organizational Documents or the Senior Loan Documents) in a manner adverse to Purchasers or which could reasonably be expected to have a Material Adverse Effect, or (ii) take or fail to take any action under the Transaction Documents that could reasonably be expected to have a Material Adverse Effect, except such as are required by the Transaction Documents.
          Section 9.13 No Negative Pledges . The Credit Parties shall not, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets, whether now owned or hereafter acquired except (i) pursuant to the Senior Loan Documents and the Note Documents, and (ii) in connection with any document or instrument governing Liens permitted pursuant to subsection 9.1(h) and provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.
          Section 9.14 Senior Agreements. The Issuer shall not make any borrowings (i) under the SVB Agreement in excess of the Borrowing Base (as such term is and as “Eligible Accounts” and “Eligible Inventory” are defined as of the date hereof in Schedule 2 to the SVB Agreement); or (ii) under the VLL Agreement in excess of the “Commitment” (as such term is defined in the VLL Agreement) in effect on the date hereof.
          Section 9.15 Financial Covenants. The Issuer covenants and agrees that, until all of the Obligations have been indefeasibly paid in full in cash and no Notes are outstanding, it shall not incur, create, assume, guarantee or in any way become liable for, or permit to exist, Indebtedness other than as permitted by Section 9.4 and unless (a) its Leverage Ratio is less than 4:1; and (b) its Fixed Charge Coverage Ratio is at least 1.5:1.
     Section 10. Events of Default.
          Section 10.1 Events of Default; Remedies. If any of the following events (herein called “Events of Default”) shall have occurred, whatever the reason for such occurrence and whether it shall be voluntary or involuntary or by operation of law or otherwise (and each such Event of Default shall be deemed to be continuing until waived by the Required Purchasers (or as otherwise required by Section 13.1) in accordance with the terms hereof):
          (a) the Issuer shall default in the due and punctual payment or prepayment of (i) all or any part of the principal of, or Prepayment Premium (if any) on, any Note when and as the same shall become due and payable, whether at stated maturity, by acceleration, by notice of prepayment or otherwise, or (ii) any interest on any Note when and as such interest shall become due and payable and any such default in the payment of interest shall continue for a period of seven Business Days; or
          (b) the Issuer shall default in the due and punctual payment or prepayment of or any Credit Party shall default in the due and punctual payment of any other Obligation when and as such Obligation shall become due and payable and any such default shall continue for a period of seven days; or
          (c) any Credit Party shall default in the performance or observance of any of the covenants, agreements or conditions contained in this Agreement (other than those referred to in any subsection of this Section 10.1 other than this subsection (c)), or any Credit Party shall default in the performance or observance of any of the covenants, agreements or conditions contained in any of the other Note Documents, and such default shall continue for a period of thirty (30) days;
          (d) (i) any Credit Party shall fail to pay any principal of, premium or interest on or any other amount payable in respect of Indebtedness (other than the Notes and the Senior Obligations) of any Credit Party that is outstanding in a principal amount of at least $500,000 in the aggregate (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) or any Contingent Obligations when the same becomes due and payable (whether at scheduled maturity, or by required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace or notice period, if any, specified in the agreement or instrument relating to such Indebtedness on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist (in any case regardless of whether any such condition, covenant or other event is more stringent than any comparable condition, covenant or other event contained in any Note Document) under any agreement or instrument relating to any such Indebtedness (other than the Notes and the Senior Obligations), if the effect of such event or condition is to cause, or to permit the holder or holders of such Indebtedness and/or Contingent Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness and/or Contingent Obligations to be declared to be due and payable prior to its stated maturity (whether or not such acceleration occurs) or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (iii) any such Indebtedness or all or any portion of the Senior Obligations shall be declared to be due and payable or required to be prepaid, redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof, or (iv) any Credit Party shall fail to pay any of such Indebtedness or all or any portion of the Senior Obligations in full upon the final stated maturity of such respective Indebtedness (including any extension thereof); or
          (e) any Credit Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, interim receiver, receiver and manager, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) be generally unable to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence any Insolvency Proceeding with respect to itself, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or any proceedings referred to in Section 11.1(f), (vii) admit in writing its inability to pay its debts generally as such debts become due, (viii) voluntarily ceases to conduct its business in the ordinary course; (ix) take any action under the laws of its jurisdiction of organization analogous to any of the foregoing, (ix) take any requisite action for the purpose of effecting or authorizing any of the foregoing or (x) shall cease or fail to be Solvent; or
          (f) (i) any involuntary Insolvency Proceeding (including the filing of any notice in respect thereof) is commenced against any Credit Party in respect of the (1) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (2) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, (3) appointment of a trustee, interim receiver, receiver, receiver and manager, liquidator, administrator, custodian, sequestrator, agent or other similar official for, or for all or a substantial part of the assets, or (4) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or a substantial part of the assets, of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding, (ii) any writ, judgment, warrant of attachment, execution or similar process for an amount in excess of $500,000, is issued or levied against a substantial part of any Credit Party’s Properties and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy, or (iii) any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iv) any

Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or
          (g) one or more judgments, non-interlocutory orders, decrees or arbitration awards, as to any single or related series of transactions, incidents or conditions, for the payment of money, shall be rendered by a court of competent jurisdiction against any Credit Party, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days from the date of entry thereof, or any judgment creditor or other Person shall legally commence actions to collect on or enforce such judgment, and such judgment together with all other such judgments shall exceed in the aggregate $500,000 in excess of applicable independent third-party insurance coverage; or
          (h) one or more non monetary judgments, orders or decrees shall be rendered against any Credit Party which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (i) any representation, warranty, written statement or certification made by or on behalf of any Credit Party or any officer thereof in this Agreement, or deemed made herein, or any other Note Document, or any certificate, notice, instrument, financial or other written statement, or other document now or hereafter delivered pursuant to or in connection with any provision of this Agreement (including any Officer’s Certificate or other certification delivered pursuant to Section 6 hereof) or any other Note Document, shall prove to be false, incorrect or breached, in any material respect on the date as of which made or deemed made; or
          (j) (i) any Credit Party shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under a Multiemployer Plan; (ii) any Credit Party shall fail to satisfy its contribution under Section 412(d) of the Code; (iii) the occurrence of an ERISA Event; (iv) a Qualified Plan shall lose its qualification; (v) any Credit Party engages in or otherwise becomes liable for a non-exempt prohibited transaction; (vi) a violation of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401 (a) of the Code; (vii) any Credit Party is assessed a tax under Section 4980B of the Code or incurs a liability under Section 601 et seq. of ERISA; and, the occurrence of any such event listed in clauses (i) through (vii), or the occurrence of any combination of events listed in clauses (i) through (vii) results in, or could reasonably be expected to result in, a Material Adverse Effect or result in exposure to any Credit Party in an amount in excess of $250,000; or
          (k) any provision of any of this Agreement, the Notes or any other Note Document shall, for any reason, not be or shall cease to be in full force and effect, or not be, or be asserted in writing by any Credit Party not to be, valid, binding and enforceable against any Person purported to be bound by it; or

          (l) any Change of Control shall occur
then (i) upon the occurrence of any Event of Default described in subsection (e) or (f), the Prepayment Amount of all Notes, and all fees, costs, expenses, indemnities and other Obligations payable under this Agreement, the Notes or any other Note Document, shall automatically become immediately due and payable and all obligations of the Purchasers to purchase Notes hereunder shall terminate, without presentment, demand, notice, declaration, protest or other requirements of any kind, all of which are hereby expressly waived, or (ii) upon the occurrence and during the continuance of any other Event of Default, the Required Purchasers may, by written notice to the Issuer, declare the Prepayment Amount to be, and the same shall forthwith become, immediately due and payable, together with all fees, costs, expenses, indemnities and other Obligations payable under this Agreement, the Notes or any other Note Document and all obligations of the Purchasers to purchase Notes hereunder shall terminate, all without presentment, demand, notice, protest or other requirements of any kind, all of which are hereby expressly waived.
          Section 10.2 Suits for Enforcement; Remedies. If any Event of Default shall have occurred and be continuing, the Purchasers may proceed to protect and enforce the rights of the Purchasers, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or any other Note Document or in aid of the exercise of any power granted in this Agreement or any other Note Document, and may proceed to enforce the payment of all sums due upon the Notes and any other Obligations, and such further amounts as shall be sufficient to cover the costs and expenses of collection (including counsel fees and disbursements), or to enforce any other legal or equitable right of the Purchasers.
          Section 10.3 Remedies Cumulative. No remedy conferred herein or in the Notes or any other Note Document upon the Purchasers is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or otherwise.
          Section 10.4 Remedies Not Waived. No course of dealing between the any Credit Party and any Purchaser, and no delay or failure in exercising any rights hereunder or under this Agreement or any other Note Document in respect thereof, shall operate as a waiver of any of the rights of any Purchaser.
     Section 11. Registration, Exchange, and Transfer of Notes. The Issuer will keep at its principal executive office a register, in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), the Issuer will provide for the registration and transfer of its Notes. Whenever any Note or Notes shall be surrendered by a Purchaser either at the principal executive office of the Issuer, or at the place of payment named in the Note, for transfer or exchange, accompanied (if so required by the Issuer) by a written instrument of transfer in form reasonably satisfactory to the Issuer duly executed by such Purchaser or by such Purchaser’s attorney duly authorized in writing, the Issuer will execute and deliver in exchange therefor a new Note or Notes in such denominations as may be requested by such Purchaser, of like tenor and in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Note or Notes so surrendered. Any Note issued in exchange for any other Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, and neither gain nor loss of interest shall result from any such transfer or exchange. Any transfer tax or governmental charge relating to such transaction shall be paid by the Purchaser requesting the exchange. The Issuer and any of its agents may treat the Person in whose name any Note is registered as the sole and exclusive record and beneficial Purchaser and owner of such Note for the purpose of receiving payment of the principal of, prepayment charge (if any) and interest and other amounts on such Note and for all other purposes whatsoever, whether or not such Note be overdue.
     Section 12. Lost, Stolen, Damaged and Destroyed Notes. At the request of any Purchaser, the Issuer will issue and deliver at their expense, in replacement of any Note or Notes issued by the Issuer lost, stolen, damaged or destroyed, upon surrender thereof, if mutilated, a new Note or Notes in the same aggregate unpaid principal amount, and otherwise of the same tenor, as the Note or Notes so lost, stolen, damaged or destroyed, duly executed by the Issuer. The Issuer may condition the replacement of a Note or Notes reported by the Purchaser thereof as lost, stolen, damaged or destroyed, upon the receipt from such Purchaser of an indemnity and/or security reasonably satisfactory to the Issuer; provided that if such Purchaser shall be FFC Partners II, L.P., FFC Executive Partners II, L.P. or nominee thereof, such Purchaser’s unsecured agreement of indemnity shall be sufficient for purposes of this Section.
     Section 13. Miscellaneous.
          Section 13.1 Amendment and Waiver.
          (a) No amendment or waiver of any provision of this Agreement, the Notes or any other Note Document, or any consent to any departure by any Credit Party, shall in any event be effective unless the same shall be in writing and signed by the Required Purchasers and the Issuer. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Neither any failure nor any delay on the part of the Purchasers in exercising any right, power or privilege hereunder or under the Notes or any of the Note Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein or in the Notes or any Note Document, no notice to or demand on the Credit Parties or any other Person in any case shall entitle such Person to any other or further notice or demand in the same, similar or other circumstances.
          (b) Notwithstanding the provisions of subsection (a) of this Section 13.1, without the specific prior written consent of all of the Purchasers, no amendment, waiver or consent referred to in such subsection (a) shall (i) reduce the principal of, or the rate of interest on, or the fees payable with respect to, or the Prepayment Amount of, any of the Notes, (ii) extend the time for payment of all or any portion of the principal of or interest on, or fees payable with respect to, any of the Notes, (iii) reduce the percentage of the Notes required with respect to any such amendment or to effectuate any such waiver or consent, or modify the definitions herein of the term “Required Purchasers”, or (iv) modify any provision of this Section 13.1.
          Section 13.2 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by or on behalf of any party to this Agreement or otherwise in connection herewith, shall (i) survive the execution and delivery of this Agreement and the delivery of the Notes and Warrants to the Purchasers and shall continue in effect until all of the Obligations have been indefeasibly paid in full and no Notes are outstanding, and thereafter as provided in Section 13.5 with respect to the obligations imposed thereunder, and (ii) be deemed to be material and to have been relied upon by the Purchasers, regardless of any investigation made by the Purchasers or on their behalf.
          Section 13.3 Successors and Assigns.
          (a) This Agreement shall be binding upon and inure to the benefit of the Issuer and the Purchasers, and their respective successors and assigns; provided, however, that no Credit Party shall have the right to assign its rights hereunder or any interest herein or to delegate any of its duties hereunder without the prior written consent of the Purchasers. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Credit Parties and the Purchasers with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Note Documents.
          (b) Any Purchaser (the “Assignor”) may at any time at its cost and expense sell or assign to any Person (each an “Assignee”) all or any part of its interests in the Notes, this Agreement and the other Note Documents and in the obligations of the Credit Parties hereunder and thereunder, and each such Assignee shall assume the obligations of the Assignor hereunder and thereunder, to the extent provided in such assignment, and to the extent of such assumption the Assignor shall be released from its obligations hereunder and thereunder. Upon execution and delivery of such an instrument, such Assignee shall be a party to this Agreement and shall have the rights and obligations of a Purchaser (including its rights under this Section 13.3(b)), to the extent of such assignment, and the Assignor shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment by the Assignor pursuant to this Section 13.3(b), the Assignor and the Issuer shall make appropriate arrangements so that, if required, new Notes shall be issued to the Assignor and the Assignee. The Assignor shall give the Issuer prior written notice of the date that any such assignment shall become effective, which date shall be no less than ten days after the date such notice is given.
          Section 13.4 Notices. All notices hereunder shall be in writing and shall be conclusively deemed to have been received and shall be effective (a) on the Business Day on which delivered if delivered personally or transmitted by telecopier, (b) one

Business Day after the date on which the same is delivered to a nationally recognized overnight courier service, or (c) three Business Days after being sent by registered or certified United States mail, return receipt requested, and shall be addressed:

in the case of any Credit Party, to:

Volcano Therapeutics, Inc.
2870 Kilgore Road
Rancho Cordova, CA 95670
Attention: Scott Huennekens
Facsimile: 916-638-7976

With a copy to:

Reed Smith Crosby Heafey LLP
1901 Avenue of the Stars, Suite 700
Los Angeles, CA 90067
Attention: Michael Sanders, Esq.
Facsimile: 310-734-5299

in the case of the Purchasers to:

c/o FFC Partners II, L.P.
The Mill
10 Glenville Street
Greenwich, CT 06831
Attention: Thomas Clayton
Facsimile.: (203) 532-8016

with a copy to:

John N. Turitzin, Esq.
Paul, Hastings, Janofsky & Walker LLP
1055 Washington Boulevard
Stamford, CT 06901
Telecopy No.: (203) 359-3031
or at such other address and/or telecopy number and/or to the attention of such other Person as any of such Persons shall have advised the others by notice in the manner herein specified.
          Section 13.5 Indemnification. The Issuer agrees to defend, indemnify, exonerate and hold harmless each Purchaser and its affiliates and each of their respective officers, partners, members, directors, stockholders, trustees, employees and agents (herein collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses (excluding any loss in the value of the Warrants or Warrant Stock), damages, claims, actions, suits, proceedings, judgments, costs and expenses, including legal fees and other expenses incurred in the investigation, defense, appeal and settlement of claims, actions, suits and proceedings (herein collectively called the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of or relating to:
               any action or failure to act by any Credit Party;
               any statements or omissions made in any disclosure or other information or materials used in connection with the Transactions, including any sale, syndication or other transfer of securities of the Issuer;
               the action or failure to act by an Indemnitee with the consent or in reliance on any action or failure to act of any Credit Party;
               the execution, delivery, performance or enforcement of this Agreement, the other Note Documents or any other instrument or document contemplated hereby or thereby by any of the Indemnitees, or the Transactions or any act, event or transaction related or attendant thereto or contemplated hereby or thereby, or any action or inaction by any Indemnitee under or in connection therewith; or
               any Environmental Matter, any Environmental Law or the actual or alleged existence or release of any Hazardous Material except with respect to any Indemnitee for any such Indemnified Liabilities that are finally judicially determined to have resulted from such Indemnitee’s gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Issuer agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of the Issuer under this Section 13.5 shall be in addition to any liability that it may otherwise have and shall survive the payment or prepayment in full or transfer of any Note or Warrant and the enforcement of any provision hereof or thereof.
          Section 13.6 Expenses. The Issuer agrees whether or not the transactions hereby contemplated shall be consummated, to reimburse the Purchasers for all reasonable fees, costs and expenses, including the reasonable fees, costs and expenses of a single legal counsel (which shall include special or local counsel) incurred in connection with any of the following:
               (a) any written amendment, modification or waiver of, consent with respect to, or termination of, any of the Note Documents or, to the extent required as a result of a Default or Event of Default or the enforcement of any Purchaser’s remedies against Issuer, advice in connection with the administration of the Note Documents and the Transactions contemplated thereby related to;
               (b) any litigation, contest, dispute, suit, proceeding or action instituted by any Purchaser or Credit Party (whether as a party, witness or otherwise) which in any way relates to any of the Note Documents or any other agreement to be executed or delivered in connection therewith or herewith (including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring with respect to the Notes during the pendency of one or more Defaults or Events of Default);
     (c) any attempt to enforce any remedies of any Purchaser against any Person that may be obligated to the Purchasers pursuant to any of the Note Documents; (including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Notes) during the pendency of one or more Defaults or Events of Default;
     (d) any work-out or restructuring of the Notes during the pendency of one or more Defaults or Events of Default, including without limitation any actions described in clause (f) below in connection with the foregoing;
including, as to each of clauses (a) through (d) above, all attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 13.6 shall be payable, on demand, by the Issuer to the Purchasers. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals (if, and to the extent that, their employment is reasonably required by the circumstances); court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; secretarial overtime charges; and expenses for travel, lodging and food reasonably paid or incurred in connection with the performance of such legal or other advisory services. The obligations of the Issuer under this Section 13.6 shall survive the payment in full or transfer of any Note or Warrant (including the payment or prepayment of the Notes in full), the enforcement of any provision hereof or thereof, any such amendments, waivers or consents, any Default or Event of Default, and any such workout, restructuring or similar arrangement.
          Section 13.7 Director Expenses. The Issuer agrees to reimburse any representative of the Purchasers that serves on the Issuer’s board of directors consistent with that of all other non-employee directors of the Issuer and that the reasonable out-of-pocket and travel expenses of such directors incurred in attending Board meetings (or meetings of committees thereof) or in connection with the performance of their duties as directors shall be paid or reimbursed promptly by the Issuer.
          Section 13.8 Public Announcements.
          (a) The Issuer agrees that it will not issue any press release or make any other public announcement, statement or filing with regard to this Agreement, the Notes, the Warrants or the other Note Documents or the Transactions which discloses the name of any Purchaser or which discloses any material terms of the Note Documents without the prior approval of the Required Purchasers, which approval shall not be unreasonably withheld and shall in no event be withheld in any case where such press release, public announcement, statement or filing is required by applicable law (including applicable rules and regulations of the SEC).
          (b) Each Purchaser agrees that it will not issue any press release or make any other public announcement, statement or filing with regard to this Agreement, the Notes, the Warrants or the other Note Documents or the Transactions which discloses the name of the Issuer or which discloses any material terms of the Note Documents without the prior approval of the Issuer, which approval shall not be unreasonably withheld and shall in no event be withheld in any case where such press release, public announcement, statement or filing is required by applicable law (including applicable rules and regulations of the SEC).
          Section 13.9 No Fiduciary Relationship. The Purchasers shall not, by reason of their purchase or holding of Notes or Warrants pursuant to this Agreement, be deemed to have any fiduciary or other special relationship with the Credit Parties. No provision of this Agreement, the Notes, the Warrants, the other Transaction Documents or any of the other documents executed and delivered in connection herewith shall be construed to create a fiduciary duty on the part of the Purchasers or any trustee or agent therefor in favor of the Credit Parties, any of their Subsidiaries or Affiliates, or their respective directors, officers, employees, agents, stockholders or creditors. No Purchaser shall have any liability with respect to, and the Credit Parties hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by the Credit Parties in connection with, arising out of, or in any way related to the Transaction Documents or the transactions contemplated thereby.
          Section 13.10 Integration and Severability; Reinstatement. This Agreement (including the schedules and exhibits thereto), the Notes, the Warrants, the other Transaction Documents and the other documents executed pursuant to this Agreement embody the entire agreement and understanding between the Purchasers and the Credit Parties, and supersede all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement, the Notes, the Warrants, the other Transaction Documents or any other agreement, instrument or document executed in connection therewith, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
          Section 13.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.
          Section 13.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          Section 13.13 Submission to Jurisdiction: Waiver of Service and Venue.
          (a) THE ISSUER CONSENTS AND AGREES TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREES THAT, EXCEPT UPON THE WRITTEN CONSENT OF THE REQUIRED PURCHASERS, ANY DISPUTE CONCERNING THE RELATIONSHIP BETWEEN PURCHASERS, ON THE ONE HAND, AND THE ISSUER, ON THE OTHER HAND, OR THE CONDUCT OF ANY PARTY IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE, SHALL BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE.
          (b) THE ISSUER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY HAND DELIVERY OR BY A NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE TO SUCH ISSUER ITS ADDRESS SET FORTH ABOVE IN SECTION 13.4.
          (c) NOTHING IN THIS SECTION 13.12 SHALL AFFECT THE RIGHT OF THE PURCHASERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE PURCHASERS (UPON THE CONSENT OF THE REQUIRED PURCHASERS AS PROVIDED IN SECTION 13.12(a)) TO BRING ANY ACTION OR PROCEEDING AGAINST THE ISSUER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.
          Section 13.14 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER NOTE DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT TO THIS

AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

     IN WITNESS WHEREOF, each of the Credit Parties and the Purchasers have executed this Agreement by their duly authorized officers as of the date first written above.

ISSUER:

VOLCANO THERAPEUTICS, INC.

By:	/s/ Scott Huennekens

Scott Huennekens
President and Chief Executive Officer

GUARANTORS:

VOLCANO, LLC

By:	/s/ Scott Huennekens

Name: Scott Huennekens
Title: President

PACIFIC RIM MEDICAL VENTURES CORP.

By:	/s/ Lynne R. Rollins

Name: Lynne R. Rollins
Title: President & CFO

VOLCANO THERAPEUTICS EUROPE
SA/NV

By:	/s/ John T. Dahldorf

Name: John T. Dahldorf
Title: Director

PURCHASERS:

FFC PARTNERS II, L.P.
By:	FFC GP II, LLC,
its general partner

By:	/s/ Carlos Ferrer

Name: Carlos Ferrer
Title: Member

FFC EXECUTIVE PARTNERS II, L.P.
By:	FFC Executive GP II, LLC,
its general partner

By:	/s/ Carlos Ferrer

Name: Carlos Ferrer
Title: Member
     SIGNATURE PAGE TO NOTE AND WARRANT PURCHASE AGREEMENT

Annex 1
List of Purchasers and Purchase Amounts

Annex 1

		Warrant
Purchasers	Notes	Share No.

FFC Partners II, L.P.	$19,716,094	3,352,070
FFC Executive Partners II, L.P.	$283,906	48,269

TOTAL	$20,000,000.00	3,400,339